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CONSTRUCTION CONTRACT

Between

Raft River Energy I LLC

And

Industrial Builders

Dated as of May 22, 2006

CONFIDENTIAL

File: Pipeline Contract - 052206 FINAL

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LIST OF EXHIBITS:

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CONSTRUCTION CONTRACT

          THIS CONSTRUCTION CONTRACT (“Contract”) dated as of May 22, 2006, is made by and between:

(1)	Raft River Energy I LLC, a Delaware Limited Liability Company with its principal place of business at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706 (“Company”); and

(2)	IBI DBA Industrial Builders, an Idaho corporation, with its principal place of business at 20394 Pinto Lane, Caldwell Idaho 83605 (“Contractor”).

RECITALS

          A.      Company is developing a nominal 13 MW geothermal power plant in the Raft River Known Geothermal Resource Area in the State of Idaho and desires to retain Contractor to provide certain procurement and construction related services to provide pipelines to connect the geothermal power plant to production and injection wells.

          B.      Contractor desires to be retained by Company to provide procurement and construction related services to provide pipelines to connect the geothermal power plant to production and injection wells.

AGREEMENT

          THEREFORE, Company and Contractor (each individually, a “Party” and together, the “Parties”) agree as follows:

ARTICLE 1      DEFINITIONS, INTERPRETATION AND CONTRACT DOCUMENTS

          1.1      Definitions

          In addition to the terms defined elsewhere in this Contract, the definitions of certain terms used in this Contract with initial letters capitalized are as set forth herein.

          “Affiliate” means, with respect to any person or entity, any other person or entity (including any officer, director, shareholder, partner, employee, agent or representative of such person or entity) that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first person or entity. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, partnership or other ownership interests, by contract, by Law or otherwise.

          “As-Built Drawings” has the meaning given to it in Section 9.3.

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           “Certificate of Final Completion” means the certificate issued by Contractor to Company under this Contract, pursuant to Section 4.8.

          “Change in the Work” means a change to the Work as provided in Article 8.

          “Change of Law” means any Law, official interpretation thereof or manner of interpretation thereof, that is amended or modified, is enacted, adopted, promulgated or otherwise becomes effective or is repealed, revoked, suspended or not renewed after the Effective Date and which increases Contractor’s cost of performing the Work, delays Contractor’s performance of the Work or otherwise adversely affects Contractor’s performance of its obligations under this Contract.

          “Change Order” means a written change order based on the form set forth in Exhibit L describing the Change in the Work and its effect, if any, on the Contract Price, the Payment Schedule, the Schedule and any other provision of this Contract that is affected.

          “Commencement Date” has the meaning given to it in Section 4.2.

          “Company” has the meaning set forth in the introductory paragraph to this Contract.

          “Company Default” means the failure or delay of Company or its representatives, agents, subcontractors or suppliers (other than Contractor and its Subcontractors and their agents and employees) to meet Company’s material obligations under this Contract, including the obligations identified in Section 3.1.

          “Company Indemnified Party” has the meaning set forth in Section 15.1.

          “Company Permits” means the Permits to be obtained by Company as described in Exhibit G and, other than the Contractor Permits, any Permits otherwise necessary for the construction, operation and maintenance of the Project.

          “Company’s Representative” has the meaning given to it in Section 3.2.

          “Contract” means this Construction Contract together with the Exhibits attached hereto, as the same may be amended or otherwise modified from time-to-time as permitted herein.

          “Contract Price” means the total aggregate price payable to Contractor by Company as set forth in Exhibit A, and as adjusted pursuant to the provisions of this Contract.

          “Contractor” has the meaning given to it in the Preamble.

          “Contractor Default” means the failure or delay of Contractor or its representatives, agents, subcontractors or suppliers to meet Contractor’s material obligations under this Contract, including obligations identified in Section 2.1.

          “Contractor Hazardous Materials” has the meaning given to it in Section 2.2(h) .

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          “Contractor Permits” means the Permits to be obtained by Contractor as described in Exhibit G.

          “Contractor’s Representative” has the meaning given to it in Section 2.3.2.

          “Day” means a twenty-four (24) hour period beginning and ending at 12:00 midnight.

          “Defect” or “Defective” means any Work, including any part or component thereof, that: (i) contains improper or inferior workmanship; (ii) fails to conform in any material respect with the relevant Drawings or Specifications, including any Change in the Work; (iii) is not manufactured in any material respect with the applicable Drawings and the Specifications; and (iv) is not free from defects in material and workmanship.

          “Defect Remedy Work” means Contractor’s repair or replacement of any Defect or Work that is Defective.

          “Delay Liquidated Damages” has the meaning given to it in Section 4.6.

          “Delayed Payment Rate” means a per annum rate of interest equal to the lesser of (i) twelve percent (12%) and (ii) the maximum rate permitted by applicable Law.

          “Documents” means any design, drawing (including the Drawings), certificate, specification (including the Specifications), report, studies, model, program, record, pattern, sample, written information and data and other document of whatever nature (including a record thereof in software form).

          “Dollars” or “$” means the lawful currency of the United States of America.

          “Drawings” means the Facility drawings set forth in Exhibit C2 or otherwise provided by Contractor to Company pursuant to Article 9 or other terms of this Contract, including the As-Built Drawings.

          “Effective Date” means the date of this Contract.

          “Facility” means the unit number one geothermal power plant’s geothermal and injection pipelines to be located in the Raft River Known Geothermal Resource Area in Cassia County in the State of Idaho to be constructed as part of the development of the Project on the Site, all as more particularly described in exhibits C1 and C2, but for avoidance of doubt excludes the power plant, cooling tower make-up water wells and their associated pipelines, wellhead equipment, transmission lines, distribution lines and their associated transformers and disconnects.

          “Final Completion” means the satisfaction or deemed satisfaction of each of the following: (a)completion of the work required in exhibits C1 and C2; (b) Contractor has delivered final lien waivers and releases from Contractor and Contractor’s Subcontractors to Company; (b) all Documents which are to be delivered to Company, by Contractor on or before the Final Completion Date pursuant to this Contract have in-fact been delivered to Company; (c) all of Contractor’s supplies, personnel, rubbish and Contractor Hazardous Materials have been

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removed from the Site; and (d) all Work other than Punch List Items have been completed in accordance with this Agreement.

          “Final Completion Date” means the date upon which the Certificate of Final Completion was issued by Contractor to Company pursuant to Section 4.7 (provided that such Certificate of Final Completion has been subsequently countersigned by Company pursuant to Section 4.8) .

          “Financing Parties” means (a) any and all lenders providing senior or subordinated construction, interim or long-term debt financing or refinancing; and (b) any and all equity investors providing leveraged lease-financing or refinancing, and in each case any trustee or agent acting on their behalf, for the Facility. Company shall provide written notice to Contractor of the names of all of the Financing Parties.

          “Force Majeure” means any war, declared or not, invasion, armed conflict or act of public enemy, blockage, embargo, revolution, insurrection, riot, civil commotion, act of terrorism, or sabotage provided that any such event occurs within or directly involving the United States or any individual state, or any other country from which machinery, equipment or material for the Facility are procured or transported through, an act of God, including, but not limited to, lightning, fire, earthquakes, volcanic activity, floods, storms or unusual weather conditions, cyclones, typhoons, or tornadoes, labor disputes including strikes, or slowdowns, or lockouts that extend beyond the Facility or are widespread or nationwide, or any other event or circumstances or combination of event(s) or circumstances beyond the reasonable control of a Party, that have a real, quantifiable and adverse impact on cost or performance of the Work.

           “Governmental Authority” means any local, state, regional, central or national government administrative, judicial or executive organs, but excluding any similar foreign or multinational entity, that has or purports to have or asserts or attempts to assert, jurisdiction to legislate, decree, adjudicate or enforce any decision related to, or bearing on, the Facility or the Work.

          “Guaranteed Final Completion Date” means the Guaranteed Final Completion Date identified as on or before January 15, 2007, as the same may be amended from time-to-time in accordance with this Contract.

           “Hazardous Materials” means any hazardous or toxic substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Authority having jurisdiction over the Site, including, but not limited to, those substances included in the definitions of “Hazardous Substances,” “Hazardous Materials,” “Toxic Substances,” “Hazardous Waste,” “Solid Waste,” “Pollutant,” or “Contaminant~~"~~” in any federal, state, local or other Law pertaining to public or worker health, welfare or safety or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; the Federal

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Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. and in the regulations promulgated pursuant to those laws.

          “Information” means any Drawings, Specifications or other information furnished directly or indirectly by the other Party hereto in connection with the Contract and the Facility and the Project whether such Information has been furnished prior to, during or following termination of the Contract in connection with the performance of this Contract.

          “Insolvency Event” means the bankruptcy, insolvency, liquidation, administration or other receivership or dissolution of a Party and any equivalent or analogous Proceedings by whatever name known and in whatever jurisdiction and any step taken (including the presentation of a petition or the passing of a resolution) for or with a view to any of the foregoing.

          “Law” means any federal, state, commonwealth, local or other constitution, charter, act statute, law, ordinance, treaty, resolution, directive (to the extent having the force of law), code, rule, regulation, order, specified standards or objective criteria contained in any applicable permit or approval, which standards or criteria must be met in order for the Facility to be constructed and operated lawfully, and other legislative or administrative action of any Governmental Authority, or a final decree, judgment or order of a court, or any applicable engineering, construction, safety or electrical generation code.

           “Liability” or “Liabilities” means any fine, penalty, damage, loss, cost, claim or expense or other liability (including any related fees, expenses and disbursements of a Party’s counsel).

          “Limited Notice to Proceed” means the notice issued by Company to Contractor authorizing Contractor to commence work under this Contract on items listed in Exhibit N.

          “Liquidated Damages” means Delay Liquidated Damages.

          “Major Vendor” means any vendor engaged directly by Contractor to provide equipment for incorporation into the Work at the Site, who’s Work is valued in excess of that provided in Section 17.3.

          “Materials” means all equipment, supplies, apparatus, instruments, machinery, parts, tools, components, appliances, spare parts and appurtenances thereto to be supplied under this Contract by Contractor as described in or required by the Scope of Work.

          “Month” means a period beginning at 12:00 midnight on the last Day of the preceding calendar month and ending at 12:00 midnight on the last Day of the calendar month.

          “MW” means megawatts.

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          “Notice to Proceed” means the notice issued by Company to Contractor authorizing Contractor to commence the Work under this Contract.

          “Owner Supplied Materials” means pipeline and other materials provided by the Owner for incorporation into the Work, and more fully defined in Exhibit C1

          “Party” and “Parties” have the meanings given to them in the Preamble.

          “Payment Schedule” means the payment schedule for payment of the Contract Price as set forth in Exhibit A.

          “Performance Tests” means the tests as outlined in Article 6 to be carried out to determine whether the Work satisfies the performance requirements set forth in this Contract.

          “Permits” means the permits, approvals and licenses required from Governmental Authorities necessary for the construction, operation and maintenance of the Facility and the performance of the Work.

          “PPA” means the Firm Energy Sales Agreement in effect between Idaho Power Company and US Geothermal Inc. under which the output from the Facility would be delivered and bought.

          “Proceeding” means any claim, suit, demand, allegation, arbitration, dispute or other action process, or proceeding whether actual or threatened.

          “Project” means the geothermal power generation project unit number one to be constructed in the Raft River Known Geothermal Resource Area in Cassia County in the State of Idaho, including the Facility and the related power plant, geothermal production and re-injection wells, and the gathering system pipelines.

          “Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time-to-time, as are commonly used in operations of privately-owned geothermal electric power generation facilities similar to the Facility, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the operation and maintenance of geothermal electric power generation facilities similar to the Facility. Prudent Industry Practices are not intended to be limited to the optimal practices, methods, equipment, specifications and standards, but rather to be the practices, methods, equipment, specifications and standards generally accepted in the privately-owned geothermal electric power industry.

          “Punchlist Items” means unfinished items of Work (such as Spare Parts, painting, fine-finish grading or clean-up, updating of Drawings, manuals or other Documents) the lack of which or the failure of which to complete (considered individually or in the aggregate of all Punchlist Items) does not or will not adversely affect the, safety or integrity of the Facility and does not impact the performance of the Facility.

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          “Safety Plans” has the meaning given to it in Section 2.3.4.

          “Safety Report” has the meaning given to it in Section 2.3.4.

          “Schedule” means a Gantt Chart as provided in Exhibit B, as it may be amended from time-to-time as set forth in this Contract, which sets forth the Work performance milestone schedule for the Facility.

           “Scope of Work” means the specific delineation of items of Work to be performed by Contractor as set forth in exhibits C1 and C2, which may be modified pursuant to a Change Order pursuant to Article 8, and which shall conform to the Drawings and the Specifications.

           “Site” means the area encompassed by the Facility, together with spaces, roads, easements, privileges, access rights, rights-of-way and other rights and interests in land that has been acquired or will be acquired by Company to develop, engineer, build, own, operate and maintain the Project and appurtenant facilities, including any associated working and laydown areas for Contractor.

           “Specifications” means the Pipeline System Criteria and Project Scope (Exhibit C1), and the Drawings and General Notes (Exhibit C2) for the Facility as set forth in the referenced exhibits.

           “Subcontract” means an agreement between Contractor and a Subcontractor for the performance of any portion of the Work.

          “Subcontractor” means any person or entity, other than Contractor’s employees, engaged by Contractor to perform services relating to the Work.

           “Tax” means any present or future tax, charge, levy, impost or duty of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, imposed by any Governmental Authority together with any penalties, additions, liens, surcharges and interest relating thereto.

          “Warranty Period” has the meaning given to it in Section 10.2.

          “Work” means all of the work, services and other duties, obligations and responsibilities that are to be carried out by or under the direction of Contractor pursuant to this Contract, including that work specifically described as Contractor liabilities in the Scope of Work.

          1.2      Interpretation

                     1.2.1 Where the context requires, words importing the singular shall include the plural and vice versa, and words importing persons shall include entities.

                     1.2.2 A reference in this Contract to any Article, Section, Exhibit, Clause or Paragraph is, except where it is expressly stated to the contrary, a reference to such article, section, exhibit, clause or paragraph in this Contract.

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                     1.2.3 Headings are for convenience of reference only.

                     1.2.4 Each reference to this Contract shall include a reference to each agreed variation of or supplement to this Contract as may be amended, varied or supplemented from time-to-time.

                     1.2.5 Where the context requires, any reference to a person, entity or Party shall include such person’s, entity’s or Party’s successors and permitted assigns.

                     1.2.6 References to the word “include” or “including” are to be construed without limitation.

          1.3      Documents Included

                     This Contract shall consist of this document and the following Exhibits, which are specifically incorporated herein and made a part hereof by this reference.

Exhibit A	Contract Price and Payment Schedule

Exhibit B	Schedule (Gantt Chart)

Exhibit C1	Pipeline System Criteria and Project Scope

Exhibit C2	Drawings and General Notes.

Exhibit D	Performance Test Protocols

Exhibit E	Warranty Claim Procedures

Exhibit F	Approved Vendor List

Exhibit G	Permits

Exhibit H	Reserved

Exhibit I	Certificate of Final Completion

Exhibit J	Form of Final Lien Waiver

Exhibit K	Liquidated Damages

Exhibit L	Change Order Form

Exhibit M	Change Order Request Form

Exhibit N	Work Items Prior to Notice to Proceed

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ARTICLE 2      CONTRACTOR RESPONSIBILITIES

          2.1      General Responsibilities

                      2.1.1      Except as otherwise expressly set forth in this Contract, Contractor, in consideration of the Contract Price, shall provide, furnish and perform, or cause to be provided, furnished or performed, Materials, supervision, labor and services required for the development, procurement, manufacturing, transport to Site, quality assurance, inspection, erection, construction, and commissioning of the Facility as specified in the Scope of Work and in accordance with the provisions of this Contract. The scope does not include design of the pipeline system. 2.1.2 Contractor shall diligently prosecute the Work in a good and workmanlike manner in accordance with the Schedule and in accordance with the provisions of this Contract.

          2.2      Specific Responsibilities

          Without limiting the generality of Section 2.1.1 and subject to the terms and conditions set forth in this Contract, Contractor shall at its own expense furnish, undertake, provide or cause to be furnished, undertaken or provided the following:

                         (a)      obtain the Contractor Permits from the applicable Governmental Authorities as shown in Exhibit G;

                         (b)      coordinate its activities pursuant to this Contract with those activities of Company’s other contractors as requested by Company; provided, however, that such coordination does not delay or otherwise unreasonably interfere with Contractor’s performance of the Work in accordance with the Schedule;

                         (c)      coordinate its activities with the Raft River Highway District for that part of the Work that will involve crossing county roads.

                         (d)      clearing, excavation, backfilling, compaction, consolidation and removal or importation of related materials required with respect to preparation of the Site in accordance with the Scope of Work;

                         (e)      procurement, supply and transportation to the Site of all Materials, except Owner Supplied Materials, necessary to complete the Facility;

                         (f)      supervision and direction of construction and other Work activities on the Site, including construction by Subcontractors, and the coordination of the Work under this Contract;

                         (g)      keep the Site from waste materials or rubbish caused by Contractor’s activities and in a reasonably presentable condition given the nature of the Work. Contractor may store all rubbish and construction debris in an authorized disposal area furnished by Company as provided in Section 3.1(f) . Contractor shall be responsible for the containment of any such material within such area. All rubbish and construction debris caused by Contractor’s activities shall be disposed through a licensed waste hauler, or in a licensed waste disposal site, to be paid for by the Contractor.

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                         (h)      remediate and dispose of in accordance with applicable Law any Hazardous Materials generated, transported or released by Contractor or any Subcontractor on or about the Site (“Contractor Hazardous Materials”);

                         (i)      provide periodic reports to Company, not less frequently than monthly, regarding the progress of the Work, including a Gantt Chart in Microsoft Project format in sufficient detail to allow a reasonably experienced engineer to evaluate the progress of the Work;

                         (j)      provide periodic reports to Company, not less frequently than monthly, regarding the progress of the Work, including a Gantt Chart in MS Project format in sufficient detail to allow a reasonably experienced engineer to evaluate the progress of the Work;

                         (k)      test the Facility as detailed in Exhibit C1 using test protocols provided in Exhibit D; and

                         (l)      clearance of the Site of temporary structures, surplus Materials and tools that were delivered or created by Contractor through the course of the Work, upon completion of field work; provided that Contractor shall offer to sell to Company at cost any such temporary structures, surplus Materials and tools that Contractor does not want to retain.

                         (m)      Contractor will coordinate with Owner regarding crops and field access.

          2.3      Contractor’s Personnel and Labor Relations

                    2.3.1      Contractor shall provide qualified and experienced personnel to perform the Work at the Site.

                    2.3.2      Contractor shall designate, by written notice to Company, a representative who shall act as a single point of contact with Company in all matters relating to the Work (“Contractor’s Representative”). Contractor’s Representative shall have full authority to act on behalf of Contractor for all purposes in connection with this Contract.

                    2.3.3      Company shall be entitled by written notice to Contractor to object to any representative or person employed by Contractor (including Contractor’s Representative) or any Subcontractor in the execution of the Work who, in the reasonable opinion of Company, is incompetent or negligent, or engaged in misconduct, and Contractor shall promptly remove such person from the Work and appoint a suitable replacement, or ensure that the relevant Subcontractor does so.

                    2.3.4      Contractor shall develop, present to Company and implement a safety plan for its own construction activities on the Site and for emergency situations prior to the commencement of Work at the Site (“Safety Plans”). During performance of the Work, Contractor shall publish work safety rules for the Site in compliance with the Safety Plan, which safety rules shall apply to any and all visitors to the Site, including representatives of Company. Each week (or other interval mutually agreeable to Company and Contractor), Contractor shall prepare and provide to Company a written report (“Safety Report”) listing (i) any breaches or violations of the Safety Plan, (ii) a description of any incidents resulting therefrom, (iii) incidents

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related to safety issues at the Site, (iv) the cause of any such incident, (v) the nature of such incident, (vi) the severity of such incident, and (vii) the remedial actions planned to remedy such incident and prevent such incident from occurring in the future.

                    2.3.5      Contractor shall be responsible for the security and protection (i) of its equipment, supplies and tools used in connection with the Work through the Final Completion Date, and (ii) for all of the other property owned or leased by Contractor or any of its Subcontractors located at the Site at areas thereon provided by Company or stored or warehoused off the Site through the Final Completion Date. Contractor shall use due care to protect any of Company’s property at any time in its possession or under its control while performing the Work which shall not be less than the care exercised by Contractor with its own property and Contractor shall be responsible for any damage to such property resulting from its failure to use such care.

                    2.3.6      Contractor, its Subcontractors, agents and employees shall observe all pertinent and reasonable regulations and rules issued by Company to Contractor which are in effect at the Site, as the case may be, regarding passes, badges and proper conduct on such Site. Company may issue reasonable modifications to such regulations and rules from time-to-time.

                    2.3.7      Company and its agents, employees and other contractors shall observe all pertinent and reasonable regulations and rules issued by Contractor, including the Safety Plan, which are in effect at the Site, as the case may be, regarding passes, badges and proper conduct on such Site. Contractor may issue reasonable modifications to such regulations and rules from time-to-time.

          2.4      Representations and Warranties of Contractor

          Contractor represents and warrants to Company that:

                         (a)      Contractor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Idaho and has the requisite legal power and authority to execute, deliver and perform this Contract;

                         (b)      the execution, delivery and performance by Contractor of this Contract has been duly authorized by all requisite action of Contractor, and there is no provision in its charter documents requiring further consent for such action by any other person or entity; and

                         (c)      this Contract constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors’ rights generally or by equitable principles relating to enforceability.

ARTICLE 3      COMPANY RESPONSIBILITIES

          3.1      General Responsibilities

          Company shall, at Company’s expense, furnish, undertake, provide or cause to be furnished, undertaken or provided the following:

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                         (a)      make available to Contractor and its Subcontractors by the time specified in the Schedule, and continuing until the end of the Warranty Period, the Site, including space for all construction facilities, and laydown and storage areas;

                         (b)      obtain and maintain in effect all Company Permits from the Governmental Authorities in a timely manner as required to permit Contractor and its Subcontractors to proceed with the Work in accordance with the Schedule;

                         (c)      prepare and/or obtain all environmental impact assessments, studies and statements and geotechnical reports required in connection with the ownership, financing, construction, operation and maintenance of the Facility and the performance of this Contract;

                         (d)      furnish to Contractor copies of any environmental impact assessment, studies and statements and geotechnical reports prepared or obtained as provided in Section 3.1(c) and any information, a power of attorney (if required) and any other items reasonably necessary for Contractor to obtain the Contractor Permits or perform the Work in a timely manner as required to permit Contractor and its Subcontractors to proceed with the Work in accordance with the Schedule;

                         (e)      provide or make arrangements to provide electrical distribution lines and electrical equipment (transformers, disconnects, etc.) to the tie-in point at the geothermal wells and branch connection;

                         (f)      provide to Contractor a rubbish and construction debris (but not for Contractor Hazardous Materials) storage area on or adjacent to the Site. Disposal of such Contractor materials stored therein shall be the responsibility of the Contractor, pursuant to Section 2.2 (g).

                         (g)      any removal or disposal of the existing transite pipe on the Site exposed during the Work; and,

                         (h)      remediate and dispose of in accordance with applicable Law any Hazardous Materials that are found or are uncovered on or about the Site other than Contractor Hazardous Materials that are the responsibility of Contractor as provided in Section 2.2(h)

                         (i)      provide to Contractor an area where cleared and grubbed materials can be disposed.

          3.2      Company’s Representative

          Company shall designate by written notice to Contractor a representative who shall act as a single point of contact with Contractor in all matters relating to the Work (“Company’s Representative”). Company’s Representative shall have full authority to act on behalf of Company for all purposes in connection with this Contract.

          3.3      Representations and Warranties of Company

          Company represents and warrants that:

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                         (a)      Company is a corporation duly organized and validly existing under the Laws of the State of Idaho and has all requisite legal power and authority to execute, deliver and perform this Contract;

                         (b)      the execution, delivery and performance by Company of this Contract have been duly authorized by all requisite corporate action of Company and there is no provision in its charter documents requiring further consent for such action by any other person or entity; and

                         (c)      this Contract constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors’ rights generally or by equitable principles relating to enforceability.

ARTICLE 4      COMMENCEMENT OF WORK

          4.1      Notice to Proceed

          Company shall issue a Notice to Proceed to Contractor only at such time as Company has arranged financing for Company to be able to meet its obligations under this Contract and to develop the Project and pays to Contractor simultaneously with the issuance of such Notice to Proceed the amount specified for the first payment milestone set forth in the Schedule, if any. At the mutual agreement of the Parties, Company shall have the option of issuing a Limited Notice to Proceed to allow the Contractor to begin performing such work as agreed to between the Parties in advance of the Notice to Proceed. The Company shall have the right to terminate or suspend work prior to issuing a Notice to Proceed without financial obligations beyond the amount agreed upon to cover the period up to the Notice to Proceed.

          4.2      Commencement

          Subject to Section 4.1, Contractor shall commence performance of the Work promptly upon receipt of a Notice to Proceed from Company (“Commencement Date”). Contractor shall thereafter proceed diligently to perform the Work and furnish sufficient forces and construction equipment to perform the Work in accordance with the Schedule. The contract amount and Guaranteed Completion Date are based upon the Contractor receiving a Notice to Proceed on or before June 1, 2006.

          4.3      Reserved

          4.4      Reserved

          4.5      Reserved

          4.6      Delay Liquidated Damages

          The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages that Company would incur should Contractor fail to achieve Final Completion by the Guaranteed

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Final Completion Date, and accordingly, the Parties hereby agree that if Contractor fails to so achieve Final Completion by the Guaranteed Final Completion Date, then Company shall be entitled to recover from Contractor as liquidated damages for such delay, and not as a penalty, the amounts set forth in Exhibit K (“Delay Liquidated Damages”). The Delay Liquidated Damages are, subject to Article 19, Company’s sole and exclusive remedy in the event Contractor fails to achieve any of the milestones for the Facility, including Final Completion, by the dates set forth in the Schedule. Company and Contractor further agree that the Delay Liquidated Damages are a good faith estimate of the damages Company would suffer.

          4.7      Final Completion

          When all of the following conditions have been met with respect to the Facility, Contractor shall issue to Company a Certificate of Final Completion in substantially the same form as that set forth in Exhibit I:

                         (a)      except for the Punchlist Items and As-Built Drawings, the Facility and Work has been completed and complies with exhibits C1 and C2, referenced specifications, and applicable Laws;

                         (b)      the Facility has satisfied the checks and tests outlined in Article 6 ;

                         (c)      any amount finally determined due for Delay Liquidated Damages has either been paid or agreed and shall be deducted from the final payment of the Contract Price;

                         (d)      the list of Punchlist Items (if any) for the Facility have been identified by Contractor and provided to Company as provided in Section 4.9;

                         (e)      all other deliverables identified in this Contract with respect to the Facility (except for the As-Built Drawings or deliverables appearing in the Punchlist Items provided by Contractor), including documents and materials described in Article 9, have been completed in accordance with the provisions hereof and have been provided to Company~~.~~; and

                         (f)      all rubbish accumulated by Contractor in the Company-designated disposal area has been removed and disposed in accordance with Section 2.2(g) .

          4.8      Final Completion Certificate

          Within fifteen (15) Days following the receipt of the Certificate of Final Completion, Company shall inspect the Facility and review all Work and services performed by Contractor with respect thereto, and shall either (i) deliver to Contractor the Certificate of Final Completion countersigned and certifying that the Work requirements of this Contract (other than the Punchlist Items identified by Contractor and the As-Built Drawings) have been fully satisfied for the Facility and Final Completion of the Facility has accordingly been achieved, or (ii) if reasonable cause exists for doing so, notify Contractor in writing that Final Completion of the Facility has not been achieved, stating in detail the reasons therefore. In the event that Company determines that Final Completion has not been achieved and Contractor has not disputed Company’s determination, Contractor shall promptly take such corrective action or perform such

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additional Work or other services as shall be necessary to achieve Final Completion of the Facility and shall issue to Company another Certificate of Final Completion. Such procedure shall be repeated until Final Completion of the Facility has been achieved; provided, however, that Company shall respond to any such subsequent Certificate of Final Completion within ten (10) Days following the receipt thereof. If Company fails to provide the Certificate of Final Completion or as contemplated in (ii) above within the aforementioned period, Final Completion of the Facility shall be deemed to have been achieved.

          4.9      Punchlist

          Contractor shall provide to Company a list of all Punchlist Items and the estimated cost thereof prior to the issuance of the Certificate of Final Completion. Within fifteen (15) Days following the receipt of this list of Punchlist Items, Company shall notify Contractor in writing whether Company has any objections to that list or the estimates thereof. If Company has any objections, including additions, the Parties shall use good faith efforts to resolve such objections. If no agreement can be reached, the provisions of Article 14 shall be invoked to resolve the dispute. Two hundred percent (200%) of the estimated value of such Work, as reasonably decided by Company, shall be retained or deducted from the Contract Price by Company or, at Contractor’s option, paid to Company by Contractor pending satisfactory rectification and/or completion. Contractor shall rectify or complete to the reasonable satisfaction of Company within the time stated in the Certificate of Final Completion any such Punchlist Items listed. In the event Contractor fails to rectify or complete any Punchlist Items listed, Company may arrange for the outstanding work to be done and the cost thereof shall be certified by Company and deducted from the Contract Price or, at Contractor’s option, paid to Company by Contractor. Upon satisfactory rectification and/or completion of such Work, the money retained, deducted or paid under this Section 4.9 in relation thereto shall be reimbursed to Contractor by Company. During the period after Final Completion, Contractor and Company shall cooperate to ensure that the performance of the Work does not unreasonably interfere with the commercial operation of the Facility and at the same time allowing the remaining Work to be performed in a prompt and efficient manner. As soon as practicable after the completion of all Punchlist Items, Contractor shall remove all of its equipment and Materials and complete the removal of all Work-related waste material and rubbish from and around the Site.

ARTICLE 5      COMPENSATION AND PAYMENT

          5.1      Contract Price

                    5.1.1      As compensation for the performance of the Work, Company shall pay Contractor, in the manner and at the times hereinafter specified, the Contract Price, which amount may be subject to adjustment in accordance with the terms of this Contract.

                    5.1.2      The Contract Price includes any and all Taxes imposed directly or indirectly by any Governmental Authority including export taxes, importation duties and income Taxes imposed on Contractor.

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                    5.1.3      Contractor shall be responsible for paying all State of Idaho sales and use taxes due as a result of the Work in the construction of the Facility to the State of Idaho.

                    5.1.4      Upon request of Company, Contractor shall:

                         (a)      promptly provide to Company evidence of its remittance to the applicable Governmental Authority of all state and local sales and use taxes that Contractor collects from Company under this Contract; and

                         (b)      provide Company with sufficient level of detail such that Company is able to claim any State of Idaho sales and use tax refund for geothermal energy projects for which it may be eligible under State of Idaho law.

          5.2      Payment Schedule

          Exhibit A sets forth the payment installments payable by Company in respect of Work performed by Contractor. The Schedule shall be used as the basis for preparation of invoices and for payments. Any cumulative acceleration of the Payment Schedule of more than fourteen (14) Days must reflect a reciprocal acceleration in the Guaranteed Final Completion Date.

          5.3      Payment

                    5.3.1      Contractor shall present monthly invoices based on progress completion and completion of milestones as provided in the Payment Schedule. Except as provided below in this Section 5.3, invoices that are presented for payment shall be paid within thirty (30) Days of Company’s receipt of such invoice.

                    5.3.2      Within fifteen (15) Days of its receipt of an invoice and such Documents, Company’s Representative shall give written notice to Contractor of any objections that Company’s Representative has with regard to the accomplishment of such progress amounts or milestones. If Company’s Representative fails to provide such notice within such fifteen (15) Day period, the progress amount or milestone shall be deemed accomplished and Contractor shall be entitled to payment. If Company’s Representative provides written notice of objection to the accomplishment of such progress amount or milestone and said Documentation within the period described above, and the contents of Company’s Representative’s notice is not in dispute, Contractor shall resubmit the corrected invoice and/or Documentation, and the above-described approval process shall reapply except that the response time shall be ten (10) Days rather than fifteen (15) Days.

                    5.3.3      If pursuant to Section 5.3.2, Company’s Representative disputes any amounts invoiced by Contractor within the specified time period, Company shall promptly pay to Contractor the undisputed amount of such invoice in the manner provided in Section 5.3.1, and any disputed amount that is ultimately determined to have been payable shall be paid with interest from the date the item was payable to and including the date of payment, in accordance with the provisions of Section 5.8. The Parties shall resolve their differences regarding the disputed amount in accordance with the dispute resolution procedures set forth in Article 14.

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                    5.3.4      The Owner and Contractor will enter into a Joint Checking Agreement whereby Subcontractors and suppliers will be issued joint checks from the Owner. Contractor will be required to obtain and provide to Owner lien releases from Subcontractors and suppliers for progress and final payment for materials and services.

          5.4      Final Completion Payment for the Facility

          No later than thirty (30) Days after the Final Completion Date, Contractor shall submit to Company a statement summarizing and reconciling all previous invoices, payments and Changes in the Work, with respect to the Work, and a waiver of liens as provided in Section 5.7 from Contractor for the Facility and such other data as Company may reasonably request establishing payment of or surety for payment of such unpaid Contractor obligations. Within thirty (30) Days of the receipt of such statements and lien waiver, Company shall pay Contractor the remaining portion of the Contract Price (except with respect to amounts remaining to be paid by Company under the Contract for retainage and Punchlist Items less any unpaid Liquidated Damages owing by Contractor). Any disputes regarding a final payment shall be handled in accordance with the procedure set forth in Article 14.

          5.5      Payments Not Acceptance of Work

          No payment made by Company to Contractor shall be considered or deemed to represent that Company has inspected the Work or checked the quality or quantity of the Work and shall not be deemed or construed as an approval or acceptance of any Work or as a waiver of any claim or right Company may have hereunder.

          5.6      Payment of Subcontractor

          Contractor shall promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which said Subcontractor is entitled. Contractor shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make timely payments to its laborers, suppliers and subcontractors in a similar manner.

          5.7      Waiver of Liens

          As a condition precedent to the making of the final Payment Schedule payment by Company hereunder, Contractor shall be required, upon request by Company, to supply Company with a waiver and release of liens and security interests to the extent of such payment in the form attached as Exhibit J, duly executed by Contractor.

          5.8      Interest

          Amounts not paid by either Party to the other when due under any provision of this Contract, including the provisions of this Article 5, shall bear interest, from the date payment was due to and including the date of payment, at the Delayed Payment Rate.

          5.9      Retainage

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          Company shall make progress payments on account of the Contract Price on the basis of the Payment Schedule contained in Exhibit A as may be modified.

          Prior to Final Completion, each progress payment will be made in an amount equal to 90 percent of the Work completed, with the balance being retainage, less such amounts Company may withhold, including but not limited to liquidated damages. Upon payment of 50 percent of the Contract Price as amended due to Change Orders, and provided the Owner is satisfied with the performance and progress of Work, the Owner may reduce or eliminate further withholding of retainage.

Upon completion to the satisfaction of the Company’s Representative of all punchlist items per Section 4.9, Company shall within 30 days pay all amounts retained in accordance with this section and Section 4.9. Reimbursement for retainage will include a payment for interest on retained money that will be based on an annual interest rate of 4 percent.

ARTICLE 6      TESTING

          6.1      General

          A general listing of the required tests is provided in Exhibit C1. Development and implementation of test procedures and protocols shall be the responsibility of Contractor. These procedures and protocols, as developed by the Contractor, and agreed to by the Company, shall be provided in Exhibit D prior to Contract signature. Contractor shall be responsible for providing all supplies required for carrying out such tests in accordance with this Contract. Company may, at its expense, require independent calibration of any and all instruments used by Contractor and/or supply Company’s own instruments to be used in addition to those of Contractor.

          6.2      Test Procedures

          The Performance Tests shall be performed under normal operating conditions as described in Exhibit D hereto and in accordance with all applicable Laws in effect on the date thereof.

          6.3      Notice of Testing

          Contractor shall notify Company at least fourteen (14) Days in advance of the actual date that Contractor shall start conducting tests. Company’s Representative shall be entitled to attend at the time and place appointed in connection with the performance of the tests. If Company’s Representative fails to attend at the time and place appointed for the tests, Contractor shall be entitled to proceed with the tests in their absence. The tests shall then be deemed to have been made in the presence of Company’s Representative.

          6.4      Deficiencies

          If deficiencies are found, the Contractor shall take whatever actions are necessary to achieve compliance with the Contract provisions, at no additional cost to the Owner.

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Corrections shall be made within a reasonable period of time as agreed to by both the Contractor and Owner, but under no circumstances shall extend beyond sixty (60) days.

ARTICLE 7      INTENTIONALLY OMITTED

ARTICLE 8      CONSTRUCTION SUSPENSION AND ACCELERATION; CHANGE ORDER

          8.1      Construction Suspension and Acceleration

                    8.1.1      Company may order Contractor to suspend the Work, or any part thereof, for such a time and in such a manner as Company may consider necessary or desirable. Contractor, during such a suspension, shall properly protect and secure the Work, or such part thereof, so far as is necessary in the opinion of Company. In the event of such order to suspend the Work, or any part thereof, and such suspension is not the result of a Contractor default, Contractor shall be entitled to a Change Order for adjustments pursuant to this Article 8 in the Contract Price and the Schedule (including the Guaranteed Final Completion Date) as may be affected by such suspension.

                    8.1.2      Company may order Contractor to accelerate the progress of the Work, or any part thereof, for such a time and in such a manner as Company may consider necessary or desirable provided that such acceleration is reasonably practicable. In the event of such order to accelerate the Work, or any part thereof, and such acceleration is not the result of Contractor’s default, Contractor shall be entitled to a Change Order for adjustments pursuant to this Article 8 in the Contract Price as may be affected by such acceleration.

          8.2      Change Orders

          Company, without invalidating this Contract, may order Changes in the Work that are reasonably related to and do not materially reduce or increase the Scope of Work, in which event one or more of the Contract Price, the Schedule (including the Guaranteed Final Completion Date) and other such parts of the Contract as may be affected by such Change in the Work shall be adjusted as necessary. If Company decides not to issue a Change Order after having requested a Change in the Work, unless such Change Order request is issued in response to a Contractor Change Order notice as set forth in Section 8.3.2, Contractor shall be entitled to reasonable compensation for providing engineering services necessary to respond to Company’s Change Order request. Such reasonable compensation is defined to mean Contractor’s actual direct cost of providing such engineering services plus a fifteen percent (15%) mark-up for overhead and profit. All Changes in the Work shall be authorized by a Change Order and only Company or Company’s Representative may issue Change Orders.

          8.3      Procedure for Change Orders.

                     8.3.1 As soon as reasonably possible, but in no event later than fourteen (14) Days after Contractor becomes aware, through the exercise of reasonable diligence, of any circumstances which Contractor has reason to believe may constitute a Change in the Work, Contractor shall issue to Company a Change Order notice using the Change Order Request form

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set forth in Exhibit M. All Change Order notices shall include preliminary documentation sufficient to enable Company to determine (i) the factors necessitating the possibility of a Change Order; (ii) the impact which the Change Order is likely to have on the Contract Price; and (iii) the impact which the Change Order is likely to have on the Schedule (including the Guaranteed Final Completion Date). Failure to give such proper and timely Change Order notice shall, to the extent Company is prejudiced by such failure, constitute a waiver of Contractors right to an adjustment.

                    8.3.2      If Company desires to make a Change Order in response to a Change Order notice, it shall submit a Change Order request to Contractor using the Change Order Request form set forth in Exhibit M. Contractor shall promptly review the Change Order request and notify Company promptly in writing of the options for implementing the proposed Change Order (including, if possible, any option that does not involve an extension of time) and the effect, if any, each such option would have on the Contract Price, the Schedule (including the Guaranteed Final Completion Date), or any other such part of the Contract as may be affected. The preparation and provision of information to Company in response to a Change Order request shall be at Contractor’s expense if such Change Order request is issued in response to a Change Order notice issued by Contractor pursuant to this Section 8.3.2 and otherwise Contractor shall be reimbursed for such expense as provided in Section 8.2.

                    8.3.3      If Company agrees that a Change Order is in order and accepts Contractor’s statement of the effect of such Change Order on any one or more of the Contract Price, the Schedule (including the Guaranteed Final Completion Date), or any other such part of the Contract as may be affected, Company shall issue a Change Order. In the event Company disagrees with Contractor’s statement of the effect of such Change Order on any one or more of the Contract Price, the Schedule (including the Guaranteed Final Completion Date), or any other such part of the Contract as may be affected, Company may proceed to issue the Change Order in accordance with Section 8.8.

          8.4      Change Orders Due to Contractor Error

          Except as provided in Sections 8.5, 8.6 or 8.7, no Change Order shall be issued and no adjustment of any one or more of the Contract Price or the Schedule (including the Guaranteed Final Completion Date) shall be made to the extent resulting from any delay, failure of performance, correction of errors, and flaws or errors in design, omissions, deficiencies or improper or defective Work, machinery, equipment, materials, systems, supplies or other items on the part of Contractor or any Subcontractor in the performance of the Work or provisions of, or delay in provisions of Materials or other items of the Work where such delay was within the reasonable control of Contractor or any Subcontractor, or any failure of Contractor or any Subcontractor to comply with the Contract. To the extent any delay or failure of performance was concurrently caused by Company and Contractor, Contractor shall be entitled to an adjustment of the Schedule (including the Guaranteed Final Completion Date) for that portion of the delay or failure of performance that was concurrently caused, but Contractor shall not be entitled to any adjustment of Contract Price for such concurrent delay.

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          8.5      Change Orders Due to Changes in Law

          Any Change in the Work necessitated by any Change of Law enacted after the Effective Date (excluding therefrom any change in applicable Law relating to taxation of Contractor’s income) shall be treated as a Change Order under Section 8.3.

          8.6      Effect of Force Majeure; Excused Performance

          If Contractor’s performance hereunder is wholly or partially prevented due to the occurrence of a Force Majeure affecting Contractor and such Force Majeure has caused an extension of the Guaranteed Final Completion Date or any other date under the Schedule, Contractor shall provide to Company a written description of Contractor’s plan to make-up Days lost under the Schedule due to the occurrence of such Force Majeure, including an estimate of the costs of such plan. In the event of the occurrence of a Force Majeure, Contractor shall be entitled to a Change Order for adjustments pursuant to this Article 8 in the Schedule (including the Guaranteed Final Completion Date) and other such parts of the Contract as may be affected by such Force Majeure; provided, however, that there shall be no adjustment in the Contract Price for events of Force Majeure declared by a Party. To the extent that Company desires to pay for the costs of acceleration of the Work or change to the Schedule (including the Guaranteed Final Completion Date) set forth in Contractor’s proposal in order to compensate for delays in the work caused by such Force Majeure, Company shall authorize a Change Order increasing the Contract Price and adjusting the Schedule (in addition to any automatic adjustments of the Guaranteed Final Completion Date). Except for the obligations of either Party to make any required payment then due and owing under this Contract, if either Party is rendered wholly or partially unable to perform its obligations under this Contract because of a Force Majeure, then such Party’s obligations that are so affected shall be excused and suspended to the extent and during the continuance of the Force Majeure. If a Force Majeure affecting the Contractor continues for two (2) consecutive months or more, or if a Force Majeure affecting the Company continues for six (6) consecutive months or more, this Contract may be terminated by either Party pursuant to Section 19.3. This Section 8.6 is subject to and conditioned upon the following:

                         (a)      the non-performing Party, by exercise of due foresight, could not reasonably have been expected to avoid, or that by the exercise of reasonable due diligence could not have been able to overcome, such Force Majeure;

                         (b)      the non-performing Party gives the other Party notice describing the particulars of the occurrence, with notice given promptly after the occurrence of the Force Majeure, and in no event more than fifteen (15) Days after the affected Party becomes aware of such occurrence; within fifteen (15) Days after such occurrence, the non-performing Party shall give the other Party written notice estimating the expected duration and probable impact on the performance of such Party’s obligations hereunder, and continues to furnish timely regular reports with respect thereto during the continuation of the Force Majeure;

                         (c)      the non-performing Party shall forecast the duration of its non-performance, provided that it shall be no more than is reasonably required by the Force Majeure;

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                         (d)      the non-performing Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party;

                         (e)      the non-performing Party shall exercise all reasonable efforts to continue to perform its obligations hereunder and to correct or cure the event or condition excusing performance; and

                         (f)      when the non-performing Party is able to resume performance of its obligations under this Contract, that Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

          8.7      Company-Caused Changes

          In the event and to the extent (a) a failure of Company to perform, or cause performance of, its obligations in accordance with the Contract; or (b) damage to or destruction of any Work caused by Company cause a delay in Contractor’s performance of the Work which impairs Contractor’s ability to meet the Schedule, or impacts Contractor’s cost of performance of the Work, an equitable adjustment in the Schedule (including the Guaranteed Final Completion Date) or the Contract Price or any other such part of this Contract as may be affected shall be made pursuant to this Article 8. To the extent Contractor cannot reasonably redeploy labor or equipment, reasonable standby and mobilization/remobilization costs incurred by Contractor resulting from any such delay shall be reimbursed to Contractor monthly as such costs are incurred.

          8.8      Price Change

                      8.8.1      An increase or decrease in Contract Price, if any, required pursuant to this Article 8 as a result of a Change Order shall be determined by the mutual agreement of the Parties, and shall be paid (or reimbursed) in one or more payments in accordance with the following:

                          (a)      as a fixed price lump-sum, in an amount proposed by Contractor (properly itemized and supported by sufficient substantiating data to permit evaluation) and accepted by Company; or

                           (b)      by unit pricing; or

                          (c)      if neither of the methods set forth in Section 8.1(a) or 8.8(b) is agreed upon by the Parties, after good faith negotiation by the Parties, Contractor shall perform the Work on a time and material basis.

                      8.8.2      Change Order Pricing – Fixed Price. When the fixed price method is used to determine the value of any Work covered by a Change Order, or of a request for an equitable adjustment in the Contract Price, the following procedures shall apply:

          1.      Contractor’s Change Order proposal, or request for adjustment in the Contract Price, shall be accompanied by a breakdown of the costs, including labor, material, equipment, subcontractor costs, overhead and profit. The costs

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shall be itemized in the manner set forth below, and shall be submitted on breakdown sheets in a form approved by Company.

          2.      All costs shall be calculated based upon appropriate industry standard methods of calculating labor, material quantities and equipment costs.

          3.      If any of Contractor’s pricing assumptions are contingent upon anticipated actions of Company, Contractor shall clearly state them in the proposal or request for an equitable adjustment.

          4.      The cost of any additive or deductive changes in the Work shall be calculated as set forth below, except that overhead and profit shall not be included on deductive changes in the Work. Where a change in the Work involves additive and deductive work by the same Contractor or Subcontractor, small tools, overhead, profit, bond and insurance markups shall apply to the net difference.

          5.      If the total cost of the change in the Work or request for equitable adjustment does not exceed One Dollars ($1,000)], Contractor shall not be required to submit a breakdown of the description of the change in the Work or request for equitable adjustment, unless change in the Work is sufficiently definitive for Company to determine fair value.

          6.      If the total cost of the change in the Work or request for equitable adjustment is Ten Thousand Dollars ($10,000) or more, Contractor shall submit a breakdown in the following level of detail if the description of the change in the Work or if the request for equitable adjustment is sufficiently definitive to permit the Company to determine fair value:

          a.      lump sum labor;

          b.      lump sum equipment and material;

          c.      lump sum equipment usage;

          d.      overhead and profit as set forth below;

          e.      insurance and bond costs as set forth below; and

          f.      construction-related indirect costs and home office personnel tasks dedicated specifically to the Facility.

          7.      Any request for adjustment of Contract Price based upon the fixed price method shall include only the following items:

          a.      Craft Labor Costs: These are the labor costs determined by multiplying the estimated additional number of craft hours needed to perform the change in the Work by the hourly labor costs. Craft hours

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should cover all direct labor. The hourly costs shall be based on the following:

          (1)      Basic Wages and Benefits: Hourly rates and benefits (general foreman and below) as set forth in Exhibit L.

          (2)      Worker’s Insurance: Direct contributions for industrial insurance.

          (3)      Federal Insurance: Direct contributions required by the Federal Insurance Compensation Act; Federal Unemployment Tax Act; and the State Unemployment Compensation Act, if any.

          (4)      Travel Allowance: Travel allowance and/or subsistence, if applicable, not exceeding those allowances prevailing in the region, which are itemized and identified separately.

          b.      Equipment and Material Costs: This is an itemization of the quantity and cost of equipment and materials needed to perform the change in the Work. Such costs shall be developed from actual known costs, supplier quotations or standard industry pricing guides. Equipment and material costs shall consider all available discounts. Freight costs, express charges, or special delivery charges, shall be itemized.

          c.      Construction Equipment Costs: This is an itemization of the type of equipment and the estimated or actual length of time the construction equipment appropriate for the Work is or shall be used on the change in the Work. Costs shall be allowed for construction equipment to the extent used for the changed Work, or for additional rental costs and other costs (including but not limited to fuel, oil, minor maintenance, service, cleaning and repair of construction equipment) actually incurred by the Contractor. Equipment charges shall be developed from Contractor’s rate sheet or actual invoice rental costs plus costs for fuel and oil established by using the Data Quest Rental Rate (Blue Book). The maximum rate for standby Contractor-owned equipment shall not exceed fifty percent (50%) of the applicable rate.

          d.      Allowance for Small Tools, Expendables and Consumable Supplies: Small tools consist of tools which cost Seven Hundred Fifty Dollars ($750) or less and are normally furnished by the performing contractor. The maximum rate for small tools, expendables and consumables shall not exceed the following:

          (1)      for Contractor, eight percent (8%) of direct labor costs; and

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          (2)      for Subcontractors, eight percent (8%) of direct labor costs.

          Expendables and consumable supplies directly associated with the change in Work must be itemized.

          e.      Subcontractor Costs: This is defined as payments Contractor makes to Subcontractors for changed Work performed by Subcontractors of any tier. The Subcontractors’ cost of Work shall be calculated and itemized in the same manner as prescribed herein for Contractor.

          f.      Indirect Costs: This is defined as costs of any kind attributable to direct and indirect delay, acceleration, or impact, added to the total cost to Company of any Change Order, or any request for additional Work or extra payment of any kind on the Facility. This allowance shall compensate Contractor for all non-craft labor, including field manager and superintendent, temporary construction facilities, field engineering, schedule updating, as-built drawings, home office cost, office engineering, estimating costs, additional overhead because of extended time, and any other cost incidental to the change in the Work.

          g.      Contingency and Profits: The cost to which contingency and profit is to be applied shall be determined in accordance with subparagraphs a-f above. Contingency and profit shall be calculated as [fifteen percent (15%)] of the sum of subparagraphs a-f above.

          h.      Cost of Change in Insurance or Bond Premium: This is defined as:

          (1)      Contractor’s Liability Insurance: The cost of any changes in Contractor’s liability insurance arising directly from execution of the Change Order; and

         (2)      Performance Bond(s): The cost of the additional premium for Contractor’s performance bond, if any, arising directly from the changed Work.

          The costs of any change in insurance or bond premium shall be added after contingency and profit are calculated in accordance with subparagraph g above.

               8.8.3      Change Order Pricing – Unit Prices.

          1.      Whenever Company authorizes Contractor to perform Work on a unit-price basis, Company’s authorization shall clearly state:

          a.      scope of work to be performed;

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          b.      type of reimbursement including pre-agreed rates for material quantities; and

          c.      a maximum not-to-exceed limit.

          2.      Contractor shall:

          a.      cooperate with Company and assist in monitoring the Work being performed;

          b.      leave access as appropriate for quantity measurement; and

          c.      not be required to perform unit-cost work past the established not to exceed limit without Company’s prior written approval.

          3.      Unit prices shall include reimbursement for all direct and indirect costs of the Work, plus contingency overhead and profit, and bond and insurance costs, and quantities must be supported by field measurement statements signed by Company.

                    8.8.4      Change Order Pricing – Time and Material Prices.

          (a)      Whenever Company authorizes Contractor to perform Work contemplated under a Change Order on a time and material basis, Company’s authorization shall clearly state:

          (i).      scope of Work to be performed; and

          (ii).      type of reimbursement including pre-agreed rates, if any, for material quantities or labor.

          (b)      Contractor shall:

          (i).      cooperate with Company and assist in monitoring the Work being performed. As requested by Company, identify workers assigned to the Work and areas in which they are working;

          (ii).      identify on daily time sheets all labor, equipment and materials furnished in accordance with this authorization. Submit copies of daily time sheets within two (2) Days for Company’s review;

          (iii).      leave access as appropriate for quantity measurement;

         (iv).      efficiently perform all Work in accordance with this Section 8.8.2;

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          (v).      not be required to perform time and material work past the established not to exceed limit(s) without Company’s prior written approval.

          (vi).      Submit costs in accordance with Section 8.8.1, plus profit and overhead of fifteen percent (15%) on the sum of such costs and additional verification supported by:

          (1)      labor priced at Contractor’s then current burdened direct labor rates, detailed on daily time sheets;

          (2)      invoices for equipment and material; and

          (3)      invoices for construction equipment rental costs.

          8.9      Effectiveness; Continued Performance Pending Resolution of Disputes

          If a Change in the Work is initiated under this Article 8, then the Change Order and the modifications made pursuant to such Change Order shall be effective upon Company’s issuance of a Change Order with respect thereto. Notwithstanding a dispute regarding any proposed or requested Change Order, or any adjustment of one or more of the Contract Price, the Schedule (including the Guaranteed Final Completion Date), or any other such part of this Contract as may be affected with respect to a Change Order, Contractor shall proceed with the performance of such Change Order promptly following Company’s execution of the corresponding Change Order.

          8.10      Documentation

          All claims by Contractor for adjustments pursuant to a Change Order to one or more of the Contract Price, the Schedule (including the Guaranteed Final Completion Date), or any other such part of this Contract as may be affected as a result of Change Orders under this Article 8 shall be supported by such documentation as is reasonably sufficient for Company to determine the accuracy thereof. Within thirty (30) Days of Contractor’s knowledge of Contractor’s need to provide additional supporting data for the Change Order notice, unless Company agrees in writing to allow an additional period of time to ascertain more accurate data, Contractor shall supplement the Change Order notice with additional supporting data. Such additional data shall include, to the extent known, or through the exercise of reasonable diligence should be known at the time, at a minimum (a) the amount of compensation or delay claimed, itemized in accordance with procedures set forth herein; (b) specific facts, circumstances; (c) analysis that confirms not only that Contractor suffered the damages or delay claimed, but that the damages or delay claimed were actually a result of the act, event, or condition complained of, and that the Contract provides entitlement to an equitable adjustment in Contract Price or Schedule (including the Guaranteed Final Completion Date) for such act, event or condition; and (d) supporting documentation sufficiently detailed to permit an informed analysis of the request by Company. Failure to provide such additional information and documentation, to the extent such information and documentation was reasonably available to Contractor, within the time allowed or within the

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format required shall, to the extent Company’s interests are prejudiced, constitute a waiver of Contractor’s right to an adjustment.

          8.11      Continue Work

          Pending final resolution of any request in accordance with this Article 8, unless otherwise agreed in writing, Contractor shall proceed diligently with performance of the Work.

          8.12      Critical Path Schedule Updates

          If there is any change in the Schedule covered by a Change Order, or based on a Change Order notice, Contractor shall provide Company with an updated version of Contractor’s Exhibit B Schedule showing the critical path schedule reflecting the change attributable to the Change Order or event(s) giving rise to the request for adjustment.

          8.13      Change Order Constitutes Complete Relief

          Except for aggregate impacts which are either unknown, or despite the exercise of reasonable diligence would not be known at the time of execution of a Change Order, any Change Order signed by Company and Contractor shall constitute full compensation to Contractor for all claims for cost for direct, indirect, labor, temporary construction failures, job site, or home office overhead, stacking of trades, inefficiencies, impacts or any other cost of any kind or nature; and in the event the Change Order adjusts the Schedule, the Change Order signed by Company and Contractor constitutes complete relief to Contractor for schedule impacts for all events giving rise to the Change Order.

          8.14      Effect of Changes on Warranties and Safety

                         8.14.1      If Contractor reasonably believes that a proposed Change in the Work may negatively affect any warranty or performance commitments with regard to any Work, Contractor shall serve Company notice within fourteen (14) Days of Contractor’s receipt of such proposal of its belief and the believed effect. If Company insists, despite Contractor’s notice, upon requiring the execution of such proposal and Contractor acquiesces to Company’s request and executes the proposal, the affected warranties or performance commitments shall be adjusted to the extent agreed between the Parties or as already determined in accordance with the provisions of Article 14, but only to the extent related to or derived from Company’s proposal.

                         8.14.2      If Contractor reasonably believes that a proposed Change in the Work may negatively affect safety of the Work or persons in its vicinity or would violate any applicable Laws, Contractor shall serve Company notice within fourteen (14) Days of Contractor’s receipt of such proposal of Contractor’s belief and the believed effect, and Contractor shall not be required to perform such proposal.

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ARTICLE 9      DESIGN AND DOCUMENTATION

          9.1      Inspection of Work

          At Company’s sole expense, Company and Company’s Representative shall have the right to inspect any item of the Work to be provided hereunder. Company and Company’s Representative shall have access to those portions of the Site then under Contractor’s control, at all times and without notice. While at the Site, Company and the Company’s Representative shall comply with all of Contractor’s safety rules and other job site rules and regulations.

          9.2      As-Built Drawings

          Within two (2) months following the Final Completion Date, Contractor shall furnish to Company one set of redline drawings of the Facility on which are marked any and all material deviations from those Drawings that were issued for construction or updated by change orders (“As-Built Drawings”).

          9.3      Equipment Manuals

          Contractor shall supply operations and maintenance manuals in accordance with Section 10.1 of Exhibit C1.

ARTICLE 10      WARRANTIES

          10.1      Warranty

     Contractor warrants to Company that:

                    (a)      the Work shall conform in all material respects to the Drawings, the Specifications and the other requirements set forth in this Contract;

                    (b)      the Work shall be of good quality, free from any Defect and shall be performed in a workmanlike and skilful manner;

                    (c)     the equipment and all Materials and other items incorporated in the Work shall:

(i)      be new and shall be of a suitable grade of its respective kind for its intended use, unless otherwise authorized in writing by the Company;

(ii)      be free from any Defect in the case of new materials, and as warranted by the supplier in the case of used materials;

(iii)      meet the requirements of this Contract;

(iv)      be free from any charge, encumbrance, lien or other security interest; and

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(v)      comply with current applicable Laws.

                         (d)      title and ownership to the Work shall pass to and vest in Company, as described in Section 12.1, free and clear of any and all liens, claims, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Contractor, its Subcontractors, or their employees or representatives; and

                         (e)      the Work has been and shall be designed and engineered with all the skill, care and diligence to be expected of appropriately qualified and experienced professional designers and engineers with experience in carrying out works of a similar, type, nature and complexity to the Work.

          10.2      Warranty Period

          The warranties set forth in Section 10.1 shall extend for a period of twelve (12) Months from the Final Completion Date; provided, however, that such period with respect to any item of the Work that is repaired, replaced, modified, or otherwise altered by Contractor pursuant to Section 10.3 shall be extended for twelve (12) Months from the date of completion of such repair, replacement, modification or alteration (for such item, the “Warranty Period”). Upon the expiration of the Warranty Period, Contractor will assign to Company, to the extent assignable, the warranties relating to the Work from any Subcontractors or vendors that extend beyond the Warranty Period, if any.

          10.3 Defect Remedy Work

                    10.3.1      Company shall notify Contractor promptly (but not longer than forty-eight (48) hours) upon discovery of any Defect. A written “failure report,” which includes available technical and logistic information to assist Contractor to assess the damage to the equipment and to evaluate appropriate corrective action, shall be provided to Contractor as soon as reasonably practicable upon discovery of the Defect.

                    10.3.2      Contractor’s responsibility for any such warranty claim shall be limited to Contractor’s performance of Defect Remedy Work on the Defect and Contractor shall perform such Defect Remedy Work as soon as reasonably possible following Contractor’s receipt of notice and the relevant failure report from Company applicable to such Work. Only direct costs and expenses of Defect Remedy Work shall be borne by Contractor. Contractor shall have the obligation in connection with the performance of any Defect Remedy Work to provide any special rigging, cranes or heavy equipment or any labor required in connection with operating such equipment, except where such items or labor are readily available at the Site, in which case such items or labor shall be provided by Company or Company’s operator, at Contractor’s request, and Contractor shall pay reasonable compensation therefore.

                    10.3.3      All costs associated with the performance of any repair and maintenance work which is not Defect Remedy Work, including the costs of the replacement of any parts or other portions of the Work which are not defective but which are replaced in conjunction with Defect Remedy Work at the request of Company, shall be the responsibility of Company. Company shall provide Contractor with access to the Facility and to utilities, tools and

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equipment available at the Site for Contractor’s performance of any Defect Remedy Work. If Contractor elects not to carry out such Defect Remedy Work and requests Company to perform the same under this Article 10 instead of Contractor, Company may cause the Defect Remedy Work to be effected and Contractor shall reimburse Company the costs Company has reasonably incurred as a result.

                         10.3.4      The warranty and the liabilities and obligations of Contractor under this Contract shall not extend to replacement of normal consumables or apply to any failure to comply with the warranty that has been caused by (i) any erosion or de-erosion or normal wear and tear in operation of the subject Work; (ii) any failure of Company or a third party, other than Contractor or Subcontractor, to properly store, install, operate and/or maintain the subject Work in accordance with good industry practices and the O&M Manual; (iii) any modifications made to the subject Work by any person other than personnel of Contractor or Subcontractor without Contractor’s express written consent prior to such modifications; (iv) any neglect, abuse, malicious mischief, vandalism or event of Force Majeure (other than a warranty failure) affecting the subject Work; (v) any other negligent act of Company or Company’s operator; (vi) operation of the Facilities under conditions (including composition of the geothermal fluid) outside of the range specified in the Design Conditions; or (vii) operation of the Facility, other than by personnel of Contractor or Subcontractor, without Contractor’s prior express written consent, outside the Facility’s defined operation range.

          10.4      Implementation of Warranty

          The warranty claims and related Work shall be implemented in accordance with the Warranty Claim Procedures in Exhibit E.

          10.5      Disclaimer and Release

          THE WARRANTIES, CONDITIONS, OBLIGATION AND LIABILITIES OF CONTRACTOR AND RIGHTS AND REMEDIES OF COMPANY SET FORTH IN THIS CONTRACT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND COMPANY HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER PRESENT AND FUTURE WARRANTIES, CONDITIONS, OBLIGATIONS, REPRESENTATIONS AND LIABILITIES OF CONTRACTOR, TOGETHER WITH ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF COMPANY AGAINST CONTRACTOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, (A) ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY OR CONDITION ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF CONTRACTOR OR ITS SUBCONTRACTORS, ACTUAL, PASSIVE OR IMPUTED; OR (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE FACILITY, WORK OR ANY PORTION THEREOF OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

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ARTICLE 11      INTENTIONALLY OMITTED

ARTICLE 12     TITLE; CARE OF THE WORK

          12.1      Passage of Title

          Legal title to and ownership of all Work and Materials provided hereunder shall pass to and vest in the Raft River Energy I LLC at the later of (i) delivery to the Site; or (ii) upon payment of the respective payment pursuant to the Payment Schedule.

          12.2      Risk of Loss

          Contractor shall be responsible to assure safe delivery of all Materials to the Site. Except to the extent caused by the negligence or willful misconduct of Company, Contractor shall bear the risk of physical loss or destruction of or damage to the Materials and the Work, whether or not incorporated in the Facility at the Site or located on or off the Site, until the Final Completion Date. Notwithstanding the passage of title as provided in Section 12.1, Contractor assumes the risk of loss with respect to, and shall be obligated to replace, repair or reconstruct, any portion or all of the Materials or the Work that is lost, damaged or destroyed prior to turning over care, custody and control of such Material or Work to Company as provided in this Contract, irrespective of how such loss, damage or destruction shall have occurred. In the event of a termination of this Contract in accordance with the provisions hereof prior to such turnover, the risk of loss with respect to such Materials and Work shall pass to Company upon the effective date of termination, whether by Company or by Contractor.

ARTICLE 13      INSURANCE AND BONDING

          13.1      Contractor Provided Insurance

          Contractor shall:

                           (a)      obtain and maintain in full force and effect from the Commencement Date through Final Completion, at its own cost, the following policies of insurance:

          (i)      Builders All Risk insurance in an amount equal to cover the replacement cost of the Facility, including transit coverage for purchased pipe and materials;

          (ii)      Public Liability insurance with bodily injury and property damage combined single limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. Such insurance shall cover liability for bodily injury to third parties or damage to property to third parties arising in connection with the performance of the Work;

          (iii)      Excess Liability insurance with a single limit of at least Five Million Dollars ($5,000,000) per occurrence in excess of the limits of the insurance provided in paragraph (ii) above;

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          (iv)      Workers Compensation insurance providing statutory limits of liability, and Employers Liability limits of One Million Dollars ($1,000,000) per disease/accident/ employee, covering Contractor;

          (v)      Marine transit insurance for Materials and/or Equipment procured and to be delivered pursuant to this Contract and to provide that Company is named as the additional named insured; and

                          (b)      procure and maintain such further coverage’s as Contractor is required to have by any applicable Law.

In the event this insurance or any portion of it becomes commercially unavailable, Company and Contractor shall cooperate to obtain such replacement insurance as may be available and this Contract shall be modified accordingly.

          13.2      Company Provided Insurance

          Company shall:

                         (a)      obtain and maintain in full force and effect, at its own cost, the following policies of insurance:

          (i)      All risks property insurance with a limit in an amount not less than the replacement cost of the Facility pipeline and equipment the care, custody and control of which has been turned over to Company by Contractor pursuant to this Contract;

          (ii)      Public Liability insurance with bodily injury and property damage combined single limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. Such insurance shall cover liability for bodily injury to third parties or damage to property to third parties arising in connection with the Site or the Facility; and

         (iii)      Excess Liability insurance with a single limit of at least Ten Million Dollars ($10,000,000) per occurrence in excess of the limits of the insurance provided in paragraph (ii) above; and

                         (b)      procure and maintain such further coverages as Company is required to have by any applicable Law.

In the event this insurance or any portion of it becomes commercially unavailable, Company and Contractor shall cooperate to obtain such replacement insurance as may be available and this Contract shall be modified accordingly.

          13.3      Policies

                         13.3.1      Contractor’s insurance shall:

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                         (a) name Company and its directors, officers, representatives, employees and agents and any identified Financing Parties as additional insured’s;

                         (b)      include the following cross-liability clause:

                                   “Where more than one party comprises the “Insured,” each of the parties shall, for the purpose of such insurance, be considered as a separate and distinct unit/entity, and the words “the Insured” shall be considered as applying to each party in the same manner as if a separate policy has been issued to each of the said parties. The insurer shall provide indemnity to each in the same manner and to the same extent as if a separate policy has been issued to each, provided that the total amount payable in respect of compensation shall not exceed the limits of indemnity”;

                         (c)      provide that such Contractor’s insurance may not be cancelled, non-renewed or materially changed by the insurer without giving thirty (30) Days’ prior written notice to Company;

                         (d)      waive any and all rights of subrogation against Company and its respective directors, officers, representatives, agents and employees, and waive any other right of the insurers to any offset or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any Liability of Company or its directors, officers, representatives, agents and employees; and

                         (e)      provide that any other insurance maintained by Company and its respective directors, officers, representatives, agents and employees is in excess of such Contractor’s insurance and not contributory with it.

                    13.3.2      Company’s insurance shall:

                         (a)      name Contractor, Subcontractors and their respective directors, officers, representatives, employees and agents and any identified Financing Parties as additional insured’s;

                         (b)      include the following cross-liability clause:

                                   “Where more than one party comprises the “Insured,” each of the parties shall, for the purpose of such insurance, be considered as a separate and distinct unit/entity, and the words “the Insured” shall be considered as applying to each party in the same manner as if a separate policy has been issued to each of the said parties. The insurer shall provide indemnity to each in the same manner and to the same extent as if a separate policy has been issued to each, provided that the total amount payable in respect of compensation shall not exceed the limits of indemnity”;

                         (c)      provide that such Company’s insurance may not be cancelled, non-renewed or materially changed by the insurer without giving sixty (60) Days’ prior written notice to the Contractor;

                         (d)      waive any and all rights of subrogation against Contractor, Subcontractors and their respective directors, officers, representatives, agents and employees, and waive any

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other right of the insurers to any offset or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any Liability of Contractor, Subcontractors or their respective directors, officers, representatives, agents and employees; and

                         (e)      provide that any other insurance maintained by Contractor, any Subcontractors and their respective directors, officers, representatives, agents and employees is in excess of such Company’s insurance and not contributory with it.

          13.4      Payment of Deductibles

          If any of the insurance described above shall have any deductibles, the Party obligated to procure such insurance shall be solely responsible for payment of all such deductible amounts associated with such insurance.

          13.5      Evidence of Insurance

          Within thirty (30) Days of the Commencement Date (or with regard to the Builders All Risk coverage described in Section 13.1(a)(i), prior to the commencement of Work at the Site), each Party shall cause its insurers or agents to provide to the other Party for the other Party’s review and approval certificates of insurance evidencing the policies and terms specified in this Article 13. Notwithstanding the foregoing, Contractor shall be entitled to cause its insurers or agents to provide to Company the certificates of insurance evidencing its builders all risk policy only when the relevant risk arises. Failure by a Party to obtain the insurance coverage or certificates of insurance required by this Article 13 shall not in any way relieve or limit such Party’s obligations and liabilities under this Contract, nor shall the failure of any insurance company for any reason to pay claims accruing with respect to such Party’s insurance, affect, negate or release such Party from any of the provisions of this Contract, including such Party’s indemnity obligations. The insurance coverage to be provided by each Party pursuant to this Article 13 are not intended to, and shall not in any manner, limit or modify such Party’s obligations under this Contract, except to the extent any proceeds of such insurance are applied in satisfaction of such Party’s obligations. If a Party shall fail to procure or maintain its insurances, then the other Party shall have the right (but shall not be obligated) to provide and maintain such insurance at the defaulting Party’s expense and to deduct the cost thereof from any amount or amounts due to the other Party or in the event there are no such amounts due and payable, the defaulting Party shall reimburse the other Party for such costs on demand.

          13.6      Performance Payment and Other Bonds

          Contractor shall furnish bond(s) for performance and payment in an amount at least equal to 50% of the Contract Price, or as agreed to by both Parties, as security for the faithful performance and payment of contractor’s obligations under the Contract Documents. These bonds shall remain in effect until 30 days after the date when final payment becomes due, except as provided otherwise by Laws or Regulations.

          All bonds shall be in the form prescribed herein, except as provided by Laws or Regulations, and shall be executed by such sureties as are named in the current list of “Companies Holding Certificates of Authority as Acceptable Sureties on Federal Bonds and as

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Acceptable Reinsuring Companies” as published in Circular 570 (amended) by the Financial Management Service, Surety Bond Branch, U.S. Department of the Treasury. All bonds signed by an agent must be accompanied by a certified copy of the agent’s authority to act.

               If the surety on any bond furnished by Contractor is declared bankrupt or becomes insolvent or its right to do business is terminated in any state where any part of the Project is located or it ceases to meet the requirements of this paragraph, Contractor shall promptly notify Client and Client’s Representative and shall, within 20 days after the event giving rise to such notification, provide another bond and surety, both of which shall comply with the requirements of this paragraph and succeeding paragraph.

               The Contractor will be required to obtain performance and payment bonds for the insulation subcontractor for the full amount of the insulation contract, which will be an amount of approximately $400,000.

ARTICLE 14      DISPUTE RESOLUTION

          14.1      Settlement by Mutual Agreement

          Company and Contractor desire that this Contract operate between them fairly and reasonably. If during the term of this Contract a dispute arises between Company and Contractor, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises hereunder, then the Parties shall cause the Company’s Representative and Contractor’s Representative to promptly confer and exert their good faith efforts to reach a reasonable and equitable resolution of the issue. If Company’s Representative and Contractor’s Representative are unable to resolve the issue within fourteen (14) Days, the matter shall be referred within five (5) Days of the lapse of such period to the Parties’ responsible officers for resolution. Neither Party shall seek resolution by mediation or arbitration of any dispute arising in connection with this Contract until both Parties’ responsible officers, who shall be identified by each Party from time-to-time, have had at least fourteen (14) Days to resolve the dispute following referral of the dispute to such responsible officers. If the Parties fail to settle such dispute within such period (including a failure to identify their respective responsible officers and make necessary referrals within such period), the provisions of Section 14.2 shall apply unless the Parties agree that the dispute is to be resolved according to the provisions of Section 14.3.

          14.2      Mediation

          If a dispute under this Contract is not resolved by the Parties pursuant to Section 14.1, upon the request of either Party the Parties shall try in good faith to settle the dispute by nonbinding mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Unless otherwise agreed upon by the Parties, the mediation shall be held in Ada County, Idaho. Each Party shall bear the cost and expense of preparing and presenting its own case (including, but not limited to, its own attorneys’ fees and costs of witnesses). Payment of the mediator and other costs and expenses of the mediation shall be divided equally among the Parties.

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          14.3      Pending Disputes

          Notwithstanding any provision of this Article 14 to the contrary, either Party may commence litigation within thirty (30) Days prior to the date after which the commencement of litigation could be barred by any applicable statute of limitations or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief in connection with any bankruptcy or insolvency proceeding or otherwise necessary to prevent irreparable harm. In such event, the Parties shall (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth herein. While any disputes under this Contract are pending, including the commencement and pendency of any of the dispute resolution procedures set forth in this Article 14, the Parties shall abide by all their obligations under this Contract without prejudice to a final determination in accordance with the foregoing provisions of this Article 14.

ARTICLE 15      INDEMNIFICATION

          15.1      General

          Contractor shall defend, indemnify and hold harmless Company, the Financing Parties, each of their parent company and affiliates, and the directors, officers, members, agents, employees, successors and assigns of each of them (each, a “Company Indemnified Party”), from and against any and all claims, demands, and causes of action asserted by any Governmental Authority or other third party against any Company Indemnified Party (other than as a result of a breach of this Contract by such person) and any Liabilities, including reasonable attorneys’ fees, incurred by such Company Indemnified Party in connection therewith to the extent and as a result of Contractor’s performance (or that of its Subcontractors, agents, employees or consultants) under this Contract, including, but not limited to (a) on account of any violation of any Law or Permit to be complied with by Contractor hereunder; and (b) in respect of any Taxes imposed on or attributable to performance of Contractor other than to the extent caused by or arising from the negligence or willful misconduct of such Company Indemnified Party not attributable to Contractor or any affiliate or Subcontractor of Contractor.

          15.2      Indemnification for Bodily Injury or Property Damage

          Company, as one Party, and Contractor, as the other Party, shall defend, indemnify and hold each other, and each other’s lenders, Financing Parties, parent company, affiliates, officers, directors, members, agents and employees, owners of the real property comprising the Site, harmless from and against any loss, damage or liability (including, but not limited to, reasonable attorneys’ fees and other costs but excluding consequential damages) on account of any claim by a third party for bodily injury or property damage against the indemnified party caused by the negligent act or omission of the indemnifying party or the indemnifying party’s employees, contractors, subcontractors or agents, in connection with the performance of their respective undertakings under this Contract.

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          15.3      Indemnity from Liens

          Contractor shall defend, indemnify and hold each of the Company Indemnified Parties harmless from and against (i) all liens arising from the performance of the Work by Contractor or otherwise caused by any Subcontractor or any employee, agent or Affiliate of Contractor or any of its Subcontractors or anyone else entitled to file a lien under Law; and (ii) any loss, damage or liability (including, but not limited to, reasonable attorneys’ fees and other costs) in connection with any and all mechanics’ liens filed in connection with Contractor’s Work hereunder. This Section 15.3 shall not apply to Liens of Contractor which result from non-payment by Company.

          15.4      Reserved

          15.5      Company’s Indemnity

          Company shall defend, indemnify and hold harmless Contractor and its Subcontractors and their respective joint venture partners, directors, officers, agents, employees, shareholders and affiliates from any and all Liability or Proceedings arising out of:

                         (a)      any actual or alleged injury or death of persons or damage to property arising out of the negligence, willful misconduct or default of Company (except only to the extent that the same have been caused by the negligence or default of Contractor or its Subcontractors);

                         (b)      any and all environmental related liability or cost arising from or related to the Site, including any actual or alleged injury to persons or property related thereto or any remedial activity (except to the extent the same was caused by the negligence or default of Contractor or its Subcontractors in connection with their performance of the Work); or

                         (c)      on account of any violation of any Law or Permit to be complied with by Company hereunder.

          15.6      Notice and Settlement of Claims

          A Party seeking the benefit of an indemnity under this Article 15 shall give the other Party written notice of any claim giving rise to the indemnity promptly after such Party learns of the same. The indemnifying Party may, at its own cost, conduct negotiations for the settlement of such claim and any litigation that may arise therefrom. The Party claiming the benefit of the indemnity shall not make any admission that might be prejudicial to the indemnifying Party unless the indemnifying Party fails to take over the conduct of the negotiations or litigation within a reasonable time after having been so requested. The indemnifying Party shall not settle any indemnified claim without the indemnified Party’s prior written approval (not to be unreasonably withheld or delayed). The Party claiming the benefit of the indemnity shall, at the request of the other Party, provide reasonable assistance for the purpose of contesting any such claim or action, and shall be paid all reasonable costs incurred in doing so and shall have the right to have its own counsel, at its expense, participate in the defense and negotiation of the claim or action.

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ARTICLE 16      ASSIGNMENT

          16.1      Assignment by Company

          Company may not assign any or all of its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract without the prior written approval of Contractor, which approval shall not be arbitrarily or unreasonably withheld or delayed. Notwithstanding the foregoing, Company may, without written approval, assign its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract for the purpose of securing financing.

          16.2      Assignment by Contractor

          Contractor may not assign any or all of its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract without the prior written approval of Company, which approval shall not be arbitrarily or unreasonably withheld or delayed. No assignment of Contractor’s obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract shall relieve Contractor of any obligation hereunder.

          16.3      Succession

          This Contract shall inure to the benefit of and be binding upon the successors and permitted assigns (as provided for by Sections 16.1 and 16.2) of the Parties.

ARTICLE 17      SUBCONTRACTORS

          17.1      Subcontracts

          Subject to Section 17.2, Contractor may enter into Subcontracts for the performance of the Work and shall be solely responsible for the satisfactory performance of the Work and the acts, defaults and omissions of any Subcontractor notwithstanding any review, approval or other action taken by Company with regard to the selection of a Subcontractor hereunder. Contractor shall be responsible for the actions of the Subcontractors in their performance of the Work as if such actions were those of Contractor. The issuance of any Subcontract shall not relieve Contractor of any of its obligations under this Contract. All Subcontracts shall be consistent with and in no way contrary to or inconsistent with any of the terms or provisions of this Contract. No contractual relationship shall exist between Company and any Subcontractor with respect to the Work to be performed hereunder, and no Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Contract. Except as expressly set forth in Section 17.2, nothing contained herein shall (a) create any contractual relationship between any Subcontractor and Company or (b) obligate Company to pay or arrange for the payment of any Subcontractor.

          17.2      Subcontract Provisions

          Contractor shall ensure that Subcontracts made with Subcontractors having a value of Two Hundred Thousand Dollars or more are made in writing. Contractor shall make reasonable efforts to require that each such Subcontract shall provide that the rights and obligations of

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Contractor under each such Subcontract are assignable to Company, its successors and assigns upon Company’s written request accompanied by proof of source of payment to such Subcontractor’s satisfaction, following any termination of this Contract.

          17.3      Vendors

          Contractor shall not subcontract the supply of any equipment for a price of in excess of Fifty Thousand Dollars ($50,000), except to vendors approved by Company, which approval shall not be arbitrarily or unreasonably withheld.

ARTICLE 18      SUSPENSION

          18.1      Right of Company to Suspend Work

          Company may suspend performance of the Work by Contractor hereunder as provided in Section 8.1.1.

          18.2      Initial Payments to Contractor

          Contractor shall be entitled to payment for Work that has been completed as of the effective date of such suspension or concerning which delivery has been suspended if such suspension has not ceased within ten (10) Days of the effective date of such suspension within thirty (30) Days of the issuance of an invoice therefore by Contractor.

          18.3      Extended Suspension

          In the event that the duration of the suspensions by Company exceed ninety (90) Days in the aggregate, then Contractor may give notice to the Company’s Representative requesting permission to proceed. If permission is not granted within twenty (20) Days of the delivery of such notice, Contractor may terminate its obligations under the Contract by so notifying Company in writing, and Contractor shall be entitled to payments as described in Section 19.2.2.

          18.4      Right of Contractor to Suspend

          Contractor may suspend performance of the Work hereunder, in whole or in part, upon thirty (30) Days’ prior written notice to Company of Contractor’s intention to suspend for reasons of (i) the aggregate amount of the payments withheld by Company as a result of a billing dispute(s) equals one hundred thousand dollars ($100,000); or (ii) Company breaches or is in default under any financing obligations with any Financing Parties. Such suspension shall continue for the period specified in the suspension notice.

          18.5      Additional Changes Resulting From Suspensions

          Provided that suspension is not necessary by reason of a default on the part of Contractor that has not been corrected, in the event of suspension pursuant to this Article 18 the Contract Price shall be increased by the amount equal to the additional costs reasonably incurred by Contractor as a result of the suspension (including costs for the purpose of safeguarding, storage, personnel, Subcontractors or rented equipment costs, demobilization and re-mobilization costs

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and increased costs or charges incurred for rescheduling) and the scheduled dates specified in this Contract, the Schedule, and all other dates and milestones herein by which Contractor’s responsibilities are measured shall be adjusted to reflect any delays resulting from such suspension (including a period equal to the suspension period, a period for demobilization and re-mobilization plus any additional period required). If Contractor shall, solely in consequence of such suspension, be required to perform any obligations under its warranty at a time which exceeds the original schedule for warranty obligations that would have been applied if there were no suspension, the additional cost of complying with the warranty obligations shall be added to the Contract Price.

          18.6      Resumption of Work

          Upon receipt of notice to resume the Work in accordance with this Contract, Contractor shall examine the Facility and the Work affected by the suspension. Contractor shall make good any deterioration or defect in or loss of such Facility or Work that may have occurred during suspension, and costs incurred in making such examinations and making good and resuming Work shall be added to the Contract Price, all of which Work shall be at Company’s expense unless such suspension occurred by reason of a default on the part of Contractor that was not corrected within the time period specified in Section 19.1.

ARTICLE 19      TERMINATION

          19.1      Termination by Company

                         19.1.1      Company may terminate the Work and this Contract after the occurrence of one or more of the following events of default and if, following a written notice from Company to cure such event of default, said event of default continues to exist for ten (10) Days in the circumstances described in (a) below, and twenty (20) Days in the circumstances described in (b) below:

          (a)      the occurrence of an Insolvency Event involving Contractor; or

          (b)      Contractor defaults in its performance under a material provision of this Contract; provided, however, that Company may not terminate this Contract if, after notice of such default and prior to expiration of the twenty (20) Day period set forth above, Contractor has commenced and is diligently pursuing efforts to cure such breach.

                         19.1.2      In the event of termination as provided in Section 19.1.1, Company shall compensate Contractor for all payment amounts or milestones achieved plus a pro rata portion of the payment amounts for Work partially achieved as of termination, but Company shall not compensate Contractor for any other costs associated with the termination of the Work. Upon termination and such payment, Contractor shall deliver to Company possession of the Work in its then condition, including Drawings and Specifications and contracts with Subcontractors, and construction supplies dedicated solely to construction of the Facility.

                         19.1.3      In the event of termination as provided in Section 19.1.1: (a) Company shall have the right, at its sole option, to assume and become liable for any reasonable written

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obligations and commitments that Contractor may have in good faith undertaken with third parties in connection with the Work, which obligations and commitments are by Law or by their terms assumable by Company and are not covered by the payments made to Contractor under Section 19.1.2. If Company elects to assume any obligation of Contractor as described in this Section 19.1.3, then as a condition precedent to Company’s compliance with any subsection of this Article 19, Contractor shall execute all papers and take all other reasonable steps requested by Company that may be required to vest in Company all rights, set-offs, benefits and titles necessary to such assumption by Company of such obligations. Company agrees to indemnify and hold Contractor harmless against any Liability under any obligations assumed by Company pursuant hereto.

          19.2      Termination by Contractor

                         19.2.1      Contractor may terminate the Work and this Contract after the occurrence of one or more of the following events of default and if, following a written notice from Contractor to Company to cure such event of default, said event of default continues to exist for ten (10) Days in the event of a payment default, and thirty (30) Days in the event of any of the other defaults described below:

          (a)      the occurrence of an Insolvency Event involving Company;

          (b)      Company defaults in its performance under a material provision of this Contract; provided, however, that Contractor may not terminate this Contract if, for all cases except for the obligation to make or complete any payment, after notice of such default and prior to expiration of the thirty (30) Day period set forth above, Company has commenced and is diligently pursuing efforts to cure such breach; or

          (c)      Company breaches or is in default under any financing obligations with any Financing Parties and fails to cure such breach or default within the cure or other period provided in the applicable agreement or instrument.

                         19.2.2      In the event of termination as provided in Section 19.2.1, Company shall pay to Contractor the greater of (a) that portion of the Contract Price associated with all payment amount or milestones achieved, including any amount in the Letter of Credit which amount Contractor may draw down, plus a pro rata portion of the payment amount or milestone amounts for partially achieved Work up to the date of Contractor’s receipt of notice of termination plus any costs attributable to and incurred in terminating the Work, including cancellation charges owed to third parties, but in no event shall the total amount exceed the Contract Price, or (b) the termination amount payable by Company to Contractor as specified in Section 19.4.

          19.3      Due to Force Majeure

          If (a) Company wholly suspends the Work on the Facility for six (6) consecutive months due to the occurrence of a Force Majeure suffered by Company; or (b) Contractor is prevented from performing the Work for a period of six (6) consecutive months as a result of the occurrence of a Force Majeure suffered by Contractor, then the affected Party may terminate this Contract at no cost or penalty, other than the payment of all accrued payment obligations due

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and payable pursuant to this Contract (excluding loss of anticipated profits for the Work not yet performed by Contractor) upon not less than fifteen (15) Days prior written notice to the other Party; provided, however, that nothing in this Section 19.3 shall relieve or excuse either Party from its obligations under Sections 19.5 and 19.6.

          19.4      Due to Company’s Convenience

          If Company determines it is in its best interest to terminate this Contract for its convenience, then Company may terminate this Contract at no cost or penalty if such notice is given prior to Company issuing Contractor a Notice to Proceed pursuant to Section 4.1. Company may also terminate this Contract for convenience after issuing Contractor a Notice to Proceed at no cost or penalty, other than the payment by Company to Contractor of the sum of (a) all accrued payment obligations due and payable pursuant to this Contract plus a pro rata portion of the payment amounts for partially achieved Work up to the date of Contractor’s receipt of notice of termination (excluding loss of anticipated profits for the Work not yet performed by Contractor), (b) any costs attributable to and incurred in terminating the Work, including cancellation charges owed to third parties, and (c) One Hundred Thousand Dollars ($100,000) for miscellaneous expenses and/or loss of anticipated profit for the Work not yet performed by Contractor. Such payment shall be made by Company to Contractor not less than fifteen (15) Days after Contractor has provided Company written notice of the amounts due. Nothing in this Section 19.4 shall relieve or excuse either Party from its obligations under Sections 19.6 and 19.7. It is understood and agreed by the Parties that Contractor shall be damaged by Company’s termination of this Contract for convenience and that (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom; (ii) the termination fee described in clause (c) above is in the nature of liquidated damages, and not a penalty, and is fair and reasonable; and (iii) such payments represent a reasonable estimate of fair compensation to Contractor for the losses that may reasonably be anticipated from such termination.

          19.5      Exclusive Remedy

          Company’s payment to Contractor pursuant to either Section 19.3 or 19.4, shall be Contractor’s exclusive remedy against Company in the event of such termination.

          19.6      Actions Required Following Termination

          Upon early termination of the Work, each Party shall be immediately released from any and all obligations to the other Party (except for the obligation of each Party to pay any amount then accrued or due hereunder, or otherwise due under this Article 19), Contractor immediately shall discontinue the Work and remove its personnel and construction equipment from the Site, and except for termination due to Company’s default Company shall be entitled to take exclusive possession of the Materials and all or any part of the Materials delivered or en route to the Site, to the extent that Company has paid Contractor all undisputed amounts hereunder then due and payable from Company to Contractor. Contractor shall immediately take such steps as are reasonably necessary to preserve and protect Work completed and in progress.

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          19.7      Termination and Transfer of Subcontracts and Other Rights

          Upon the early termination of the Work pursuant to this Article 19, including pursuant to Section 19.4, if requested by the Company, Contractor shall make reasonable efforts to cancel existing contracts with Subcontractors performing Work at the Site. If early termination of the Work occurs due to the default by Contractor, Contractor shall also, upon request by Company (a) deliver and assign to Company, pursuant to a document produced by Contractor and reasonably acceptable to Company, any and all Subcontracts, purchase orders, bonds and options made by Contractor for Work to be performed at the Site (but in no event shall Company be liable for any action or default of Contractor occurring prior to such delivery and assignment (except to the extent such action or default was caused by Company) and Contractor shall defend and hold harmless Company against any such liability); and (b) deliver to Company originals of all Subcontracts and all papers and documents relating to Contractor Permits, orders placed, bills and invoices, lien releases related to the Work. All deliveries hereunder shall be made free and clear of any liens, security interests or encumbrances, except as may arise hereunder, be created by Company or may arise in favor of Contractor due to non-payment by Company. Except as provided herein, no action taken by Company or Contractor after the termination of the Work and/or this Contract shall prejudice any other rights or remedies of Company or Contractor provided by Law, this Contract or otherwise upon such termination.

          19.8      Surviving Obligations

          Termination or expiration of this Contract (a) shall not relieve either Party of its obligations with respect to the confidentiality of the other Party’s information as set forth in Article 21; (b) shall not relieve either Party of any obligations hereunder which expressly or by implication survive termination hereof; and (c) except as otherwise provided in any provision of this Contract expressly limiting the liability of either Party, shall not relieve either Company or Contractor of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination, and shall not relieve Contractor of its obligations as to portions of the Work or other services already performed or of obligations assumed by Contractor prior to the date of termination. This Section 19.8 shall survive the termination or expiration of this Contract.

ARTICLE 20      INTENTIONALLY OMITTED

ARTICLE 21      CONFIDENTIALITY

          21.1      Both Parties to Keep Information Confidential

          Company and Contractor shall keep confidential and shall not, without the written consent of the other Party, divulge to any third party Information of the other Party.

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          21.2      Use of Information

          Contractor shall not use any Information received from Company for any purpose other than the procurement and construction of the Facility, or such other Work as required for the performance of the Contract.

          21.3      Exclusions

          The obligations of any Party under Sections 21.1 and 21.2 shall not apply to Information of the other Party that:

                         (a)      now or hereafter enters the public domain through no fault of the receiving Party;

                         (b)      can be proved to have been in the possession of the receiving Party at the time of disclosure and which was not previously obtained, directly or indirectly, from the other Party hereto;

                         (c)      otherwise lawfully becomes available to the receiving Party from a third party under no obligation of confidentiality; or

                         (d)      the receiving Party is required by law or any relevant stock exchange or other competent regulatory authority to publish or otherwise disclose but only to the extent that it is necessary to publish or disclose the same.

          21.4      Contractor Logos

          Contractor shall apply no names, logos, or other markings to the Facility without the written permission of the Company.

ARTICLE 22      NOTICES

          22.1      All notices and other communications required or permitted by this Contract shall be in writing and delivered by hand (including by messenger or courier) or by airmail post or special courier or by telecopier or facsimile (receipt confirmed), at the addresses or numbers set forth below or at such other addresses or numbers as the Party receiving notice shall subsequently designate by way of replacement by giving ten (10) Days’ written notice to the other Party pursuant to this Section:

If to Company:	Raft River Energy I LLC
1509 Tyrell Lane, Suite B
Boise, Idaho 83706
Attention: Daniel Kunz
Fax: (208) 424-1030

with a copy for
any notice of
claim or dispute

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to:	Stoel Rives LLP
600 University Street
Seattle, WA 98101
Attention: John F. Pierce
Fax: (206) 386-5700

If to Contractor:	Industrial Builders
20394 Pinto Lane
Caldwell, ID 83605

Attention: Dave Erlebach
Fax: (541) 889-7755

          22.2      Any notice sent by telecopier or facsimile transmission shall be confirmed within two (2) Days after dispatch by notice sent by airmail or special courier.

          22.3      Any notice or confirmation of notice sent by airmail or special courier shall be deemed (in the absence of evidence of earlier receipt) to have been delivered ten (10) Days after dispatch and in proving the fact of dispatch, it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and conveyed to the postal authorities or courier service for transmission by airmail or special courier.

          22.4      Any notice delivered by hand, facsimile, telecopier or telegram shall be deemed to have been delivered on the date of its dispatch.

          22.5      In this Article 22, notices shall include any approvals, consents, instructions, orders, and certificates to be given under the Contract.

ARTICLE 23      MISCELLANEOUS

          23.1      Governing Law

          This Contract and the Exhibits hereto shall in all respects be governed by and construed under the laws of the State of Idaho, without regard to the principles of conflict of laws. The selection of Idaho law shall conclusively be presumed to be a significant, material and reasonable relationship with the State of Idaho and shall be enforced whether or not there are other relationships with the State of Idaho. Any dispute arising under or related to this Agreement shall be resolved by a court of competent jurisdiction in Ada County, Idaho, and each party hereby irrevocably and unconditionally submits to such exclusive jurisdiction and venue.

          23.2      Construction

          This Contract and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Contract and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is

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to be construed against the drafting party shall not be applicable to this Contract or such other documents or instruments.

          23.3      Nature of Agreement

          Contractor and its Subcontractors shall be independent contractors with respect to the Work, irrespective of whether such Subcontractors are selected or approved by Company, and neither Contractor nor its Subcontractors, nor the employees of either, shall be deemed to be the servants, employees, representatives or agents of Company. This Contract does not create any agency, partnership, joint venture or other joint relationship between Company and Contractor. Nothing contained in this Contract shall be construed (a) to authorize either Party hereto to act as agent for the other Party or to permit a Party hereto to undertake any contract or other obligation for the other Party or (b) to create any agency, partnership, joint venture or other joint relationship between the Parties.

          23.4      Severability

          In the event that any of the provisions or portions, or applications thereof, of this Contract become invalid, illegal or unenforceable in any respect under the Law of any jurisdiction, Company and Contractor shall negotiate an equitable adjustment in the provisions of this Contract with a view toward effecting the purpose of this Contract, and the validity and enforceability of the remaining provisions or portions, or applications thereof, shall not be affected thereby.

          23.5      Amendments and Waivers

          This Contract may not be changed or amended orally, and no waiver hereunder may be oral. Any change or amendment or any waiver of any term or provision of, or consent granted under, this Contract shall only be effective if given in writing and signed by the waiving or consenting Party (or both Parties in the case of a change or amendment).

          23.6      Survival

          The provisions of Sections 2.4, 3.3, 5, 9.4, 9.5, , and all of Articles 5, 14, 15, 19, 21, 22 and 23 shall survive termination or expiration of the Contract for whatever reason.

          23.7      Counterparts

          This Contract may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          23.8      Entire Contract

          This Contract and the Exhibits sets forth the full and complete understanding of the Parties relating to the subject matter hereof as of the Effective Date and supersedes any and all negotiations, agreements, understandings and representations made or dated prior thereto with respect to such subject matter. Contractor shall not be bound by, and specifically objects to, any term, condition or other provision that is different from or in addition to the provisions of this

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Contract (whether or not it would materially alter this Contract), which is proffered by Company in any purchase order, receipt, acceptance, confirmation, correspondence or otherwise, unless Contractor specifically agrees to such provision in a written instrument signed by Contractor.

          23.9      Waivers

          Subject to Section 23.5, no relaxation, forbearance, delay, indulgence or failure by either Party to enforce any of the terms, covenants, conditions or other provisions of this Contract at any time shall in any way prejudice, affect, limit, modify or waive that Party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding. No delay or omission on the part of a Party shall operate as a waiver thereof, nor shall any waiver by either Party of any breach of the Contract operate as a waiver of any subsequent or continuing breach of the Contract.

          23.10      Counterparts; Transmitted Copies

          This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. To expedite the process of entering into this Contract, the parties acknowledge that Transmitted Copies of this Contract shall be equivalent to original documents until such time (if any) as original documents are completely executed and delivered. “Transmitted Copies” mean copies that are reproduced or transmitted via facsimile or another process of complete and accurate reproduction and transmission.

          23.11      Further Assurances

          Company and Contractor shall use reasonable endeavors to implement the provisions of this Contract, and for such purpose each, at the request and expense of the other, shall, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such, consents, documents or other instruments in addition to those required by this Contract as the other may reasonably require to implement any provision of this Contract.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Contract to be executed on the date first above written.

	Company:		Contractor:

	Raft River Energy I LLC		IBI DBA Industrial Builders

By:	/s/ Daniel Kunz	By:	/s/ Dave Erlebach

Name:	Daniel Kunz	Name:	Dave Erlebach

Title:	President	Title:	Manager

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EXHIBIT A

CONTRACT PRICE AND PAYMENT SCHEDULE

Contract Price:

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Contract Allowances:

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Payment Schedule:

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Payment Schedule (Continued):

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EXHIBIT B
GANTT CHART

Exhibit B

U.S. Geothermal Inc.
Raft River Geothermal Power Plant
Pipe Line Construction

ID	Task Name	Start	Duration	Finish
0	**Raft river1**	**Wed 3/1/06**	**231 days?**	**Mon 1/15/07**
1	Proposal Due	Wed 3/1/06	1 day	Wed 3/1/06
2	Notice of Award	Wed 3/15/06	1 day	Wed 3/15/06
3	Sign contracts	Thu 5/18/06	1 day	Thu 5/18/06
4	Limited Notice to Proceed	Mon 5/8/06	19 days	Thu 6/1/06
5	Notice to Proceed	Thu 6/1/06	1 day?	Thu 6/1/06
6	Mobilize on site	Fri 6/2/06	2 days	Mon 6/5/06
7	Order Pipe,Fitting,&Valves	Fri 6/2/06	1.5 days	Mon 6/5/06
8	**Shop drawings for supports**	Thu 6/1/06	1 wk	Wed 6/7/06
9	Submittals for owner approvals	Thu 6/8/06	3 wks	Wed 6/28/06
10	Survey for pipe routing	Fri 5/19/06	3.2 wks	Fri 6/9/06
11	Clear & Grub, Build Road	Mon 6/12/06	1 wk	Fri 6/16/06
12	**Survey in Supports**	**Mon 6/12/06**	**25 days**	**Fri 7/14/06**
13	Well 3,6,7	Mon 6/12/06	2 wks	Fri 6/23/06
14	Well 4	Mon 6/26/06	1 wk	Fri 6/30/06
15	Well 1	Mon 7/3/06	1 wk	Fri 7/7/06
16	Well 2	Mon 7/10/06	1 wk	Fri 7/14/06
17	**Fabricate supports and shoes**	**Thu 5/25/06**	**93 days**	**Mon 10/2/06**
18	Well 3,6,7	Thu 5/25/06	3 wks	Wed 6/14/06
19	Well 4	Mon 6/19/06	2 wks	Fri 6/30/06
20	Well 1	Mon 7/3/06	3 wks	Fri 7/21/06
21	Well 2	Mon 7/24/06	10 wks	Fri 9/29/06
22	**Install supports and shoes**	**Mon 6/19/06**	**76 days**	**Mon 10/2/06**
23	Well 3,6,7	Mon 6/19/06	5 wks	Fri 7/21/06
24	Well 4	Mon 7/24/06	2 wks	Fri 8/4/06
25	Well 1	Mon 8/7/06	3 wks	Fri 8/25/06
26	Well 2	Mon 8/28/06	5.2 wks	Mon 10/2/06
27	**Install Pipe**	**Mon 7/3/06**	**82 days**	**Tue 10/24/06**
28	Well 3,6,7	Mon 7/3/06	12 wks	Fri 9/22/06
29	Well 4	Fri 7/28/06	2 wks	Thu 8/17/06
30	River crossing	Wed 8/2/06	1 wk	Tue 8/8/06
31	Well 1	Fri 8/18/06	3 wks	Thu 9/7/06
32	Well 2	Fri 9/8/06	5 wks	Tue 10/24/06
33	Road crossing	Mon 9/18/06	2 wks	Fri 9/29/06
34	**Insulation**	Thu 7/6/06	14 wks	Wed 10/11/06
35	**Hydro test**	**Mon 7/24/06**	**72 days**	**Tue 10/31/06**
36	Well 3,6,7	Mon 9/25/06	2 wks	Fri 10/6/06
37	Well 4	Mon 7/24/06	1 wk	Fri 7/28/06
38	Well 1	Fri 9/8/06	1 wk	Thu 9/14/06
39	Well 2	Wed 10/25/06	1 wk	Tue 10/31/06
40	**Clean and Flush**	**Mon 7/31/06**	**72 days**	**Tue 11/7/06**
41	Well 3,6,7	Mon 10/9/06	2 wks	Fri 10/20/06
42	Well 4	Mon 7/31/06	1 wk	Fri 8/4/06
43	Well 1	Fri 9/15/06	1 wk	Thu 9/21/06
44	Well 2	Wed 11/1/06	1 wk	Tue 11/7/06
45	**Online**	**Mon 10/23/06**	**62 days**	**Mon 1/15/07**
46	Well 3,6,7	Mon 10/23/06	1 wk	Fri 10/27/06
47	Well 4	Mon 10/23/06	1 wk	Fri 10/27/06
48	Well 1	Mon 10/23/06	1 wk	Fri 10/27/06
49	Well 2	Wed 11/8/06	1 wk	Mon 11/13/06
50	**End Of Project**	**Sat 11/11/06**	**1 day**	**Sat 11/11/06**
51	**Guaranteed Completion of Project**	**Mon 1/15/07**	**1 day**	**Mon 1/15/07**

Project: Raft river1.mpp
Date: Mon 3/22/06

Task | Progress | Milestone | Summary | Rolled Up Task | Rolled Up Milestone | Rolled Up Progress | Split | External Tasks | Project Summary | Group By Summary | Deadline

Page 1

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EXHIBIT C1

PIPELINE SYSTEM CRITERIA AND PROJECT SCOPE

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1.0 INTRODUCTION

1.1	This document provides the Project Scope and specifications to be used by the Contractor in performing the Work under the Contract.

1.2	The Project Scope does not include design of pipeline systems, or guarantying the performance of the system related to the pipeline design.

1.3	The Contractor shall furnish materials, equipment and services required to procure, construct, precommission and test a geothermal pipeline system with a 30 year design life (the Project Scope).

1.4	The Project Scope is necessary to support a nominal 13.3 MW power plant provided by others.

1.5	The following definitions are applicable to this document.

  Project Scope – the work of the Contractor described in this document, comprising the pipelines and equipment systems that together will deliver geothermal fluid from the production wellheads to the power plant and from the power plant to the injection wellheads.

  Supplier – refers to a vendor or manufacturer that supplies material to the project under contract to the Contractor or Company.

2.0 BASIS OF PLANT OPERATION

2.1

The power plant will be designed for an annual average availability of 97% (8,497 hours per year). Scheduled overhauls shall occur once every 2-years for up to 7 days per occurrence. Unscheduled outages during the year are anticipated not exceed 15 days during each two year period. The Project Scope shall be constructed to exceed this reliability standard so as not to reduce the power plant availability.

3.0 DESIGN CONDITIONS

3.1

The Raft River Geothermal Power Plant, Unit 1, is located approximately 40 miles southeast of Burley, Idaho, which is the county seat. Existing assets at the project location include geothermal production wells, injection wells, and monitoring wells. The project location involves an area of approximately two square miles, out of the six square miles of U.S. Geothermal owned and leased land. The entire project is located in Township 15 South, Range 26 East, Boise Meridian, Cassia County, Idaho. Facilities by section numbers are provided in the following table

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Facility	Section
Standby well RRG-5	22
Production wells RRG-1, RRG-2 and RRG-4	23
Power plant unit #1	23
Production well RRG-3 Injection wells RRG-6 and RRG-7	25

3.2	The elevation of the power plant and well sites vary from 4818 to 4890 feet above mean sea level.

3.3

The site is located in Seismic Zone C, as defined by the International Building Code. Seismic design for all new buildings and structures that are regularly occupied shall be in accordance with the IBC for earthquake with an importance factor of 1.0.

3.4	Weather data is as follows:

Ambient Weather Conditions – Based on Malta Agrimet data	Drybulb Temperatures
Annual average temperature	48ºF
Average temperature, coldest month in year	29ºF
Minimum winter temperature	-30ºF
Temperature, warmest month in year	Average 71ºF 1st SD 85ºF 2nd SD 99ºF
Maximum summer temperature	111ºF
Precipitation and Storms	2.0 in. per 24 hours
Maximum monthly average rainfall	1.64 in. (May)
Maximum rainfall in one hour	1.0 in.
Design rainfall	100 year storm event having a 24-hour duration (2.6 inches) per NOAA data

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Lightning storms	Common in summer
Average annual rainfall	11 inches
Wind	Approximately 10 mph
Maximum wind velocity (gusts)	90 mph per IBC
Design wind pressure	IBC, 90 mph, Exposure C,
Snow	29 pounds per square foot per IBC
Frost Depth per IBC	24 inches
Climate Zone per IBC	14B

4.0 CODES AND STANDARDS

4.1	The design, manufacture and erection of pipeline and equipment systems shall be in accordance with governing Codes and Standards current at the time of contract award.

4.2	The Contactor shall comply with all applicable local, state and federal requirements.

4.3

The detailed design of each system and equipment specification shall contain reference to the specific code or standard to which the item is designed. In general, the following Codes and Standards should apply.

4.4	Any conflict between codes shall be referred to Company’s Representative for resolution.

Standard	Description

AASHTO	American Association of State Highway and Transportation Officials
American Concrete Institute

ACI	Building Code Requirements for Reinforced Concrete (ACI 318) Building Code Requirements for Concrete Masonry Structures (ACI 531-79)

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AISC	American Institute of Steel Construction Specification for the design, fabrication and erection of structural steel for buildings.

ANSI	American National Standards Institute

API	American Petroleum Institute

ASCE	American Society of Civil Engineers

ASME	American Society of Mechanical Engineers Boiler and Pressure Vessel Code, Sections II, VIII, IX Power Test Codes, as applicable Power Piping Code B31.1

ASTM	American Society of Testing & Materials Material Specifications as applicable Sampling and Testing Standards as applicable

AWS	American Welding Society

AWWA	American Water Works Association

EPA	Environmental Protection Agency

FM	Factory Mutual System Handbook of Industrial Loss Prevention Factory Mutual Approval Guide Loss Prevention Data

IBC	International Building Code

MSS	Manufacturers Standardization Society

OSHA	Occupational Safety and Health Act, (Latest Edition)

SSPC	Structural Steel Painting Council

TEMA	Tubular Exchanger Manufacturers Association

TIMA	Thermal Institute Manufacturers Association

UBC	Uniform Building Code NOTE: See also “IBC”

UL	Underwriters Laboratories, Inc. UL Product Lists (where not FM listed)

UMC	Uniform Mechanical Code

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5.0 GENERAL PROJECT SCOPE REQUIREMENTS

5.1	Introduction

The criteria presented herein shall apply to the Project Scope for a pipeline system having a design life of 30 years. The work shall include all labor, supervision, material and equipment necessary to provide and install a system of pipelines in accordance with this document and the Drawings and General Notes included in the Contract. Generally, the Project Scope consists of providing a complete pipeline system to deliver geothermal fluid from four production wells to the power plant, and to provide a complete pipeline system to deliver cooled geothermal water from the power plant to two injection wells.

In general, Project Scope under this work shall include but not be limited to providing the following:

•	Pipeline work;

o	Providing and installing all pipe supports, including surveying, earthwork, concrete, and support pipe and steel;
o	Hauling Company supplied pipe from Company’s onsite storage yard to the point of use along the pipeline routes;
o	Installing all Company supplied 24-inch insulated pipe, or in the event the 24- inch pipe is not supplied by Company, providing and installing all Contractor supplied 24-inch pipe;
o

Installing all Company provided 10 and 12-inch production pipe, or in the event the pipe is not supplied by Company, providing and installing Contractor supplied 10 and 12-inch production pipelines from wells RRG-1, RRG-2, RRG-3 and RRG-4 to the power plant site

o

Installing all Company provided 16-inch injection pipe, or in the event the pipe is not supplied by Company, providing and installing Contractor supplied 16-inch injection pipes from the branch connection to injection wells RRG-6 and RRG-7;

o	Providing and installing all 10, 12, 16 and 24-inch diameter pipe fittings for both new and used pipe including elbows, Tee’s, reducers and other fittings as needed;
o	Providing and installing all insulation for all contractor supplied pipe and fittings;
o	Providing all insulation and materials needed to patch or repair Company supplied 24-inch pipe;
o	Providing all materials and constructing roadway crossings at all locations identified by the Company in the drawings, or thereafter;
o	Providing materials and constructing a bridge structure crossing the Raft River; and,
o	Providing and installing drain pipes and valves
o	Providing and installing block valves
o	Providing and installing drain, vent and instrumentation isolation valves

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o	Proving and installing pressure relief valves and pipe
o	Providing and installing bypass piping and valves
o	Providing and installing all fittings to ensure a complete system

5.2      Work by Others

5.2.1	Preparation of “Drawings and General Notes” for the pipeline, and preparation of “Issued for Construction” pipeline drawings;

5.2.2	Topographic map of site with two foot contours;

5.2.3	Identification of buried transite pipeline routes

5.2.4	The design and construction of the power plant including the power plant substation;

5.2.5

Wellhead work, including flow control valves, instrumentation, wiring, lube oil system, seal/cooling water system, nitrogen bubbler system, electrical equipment and connections, well sheds, grounding system and freeze protection will be provided by Company.

5.2.6	Pipeline lowpoint drain ponds;

5.2.7	Operating and environmental permits;

5.2.8

Flushing, and cleaning of the pipeline after mechanical completion, per Owner specified procedures. Water for the hydrostatic testing will be provided by the Company, and is assumed to come from local irrigation wells;

5.2.9	Company will pay for or provide all construction and startup water;

5.2.10	Design and construction of the transmission line from Bridge Substation to the power plant, including work within the Bridge Substation;

5.2.11

Design and construction of the distribution line from the power plant to the well sites, including installation of pole mounted 34.5/4.16 kV transformers and disconnects, and 34.5kV/240V/120V pole mounted transformers at well sites;

5.2.12	Installation of production pumps at wells RRG-1, RRG-2, RRG-3 and RRG-4;

5.2.13	Installation of fire water pipeline from DOE water tank to power plant; and,

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	5.2.14	Installation of the raw water supply system.

5.3	Project Scope Tie-In Points

	5.3.1	Production wells

		5.3.1.1	12-inch 400 series API flange on discharge of pump flow tee

		5.3.1.2	3-inch 2000 API valves

	5.3.2	Injection well and well pad tie-ins

		5.3.2.1	12-inch 400 series API flange at the top of the injection wellhead valve

	5.3.3	The power plant site

		5.3.3.1	Production pipeline to the power plant, ending with a blind flange.

		5.3.3.2	Injection pipeline from the power plant, beginning with a blind flange.

6.0	MECHANICAL DESIGN AND CONSTRUCTION

Reasonable provisions for performance of routine and nonscheduled maintenance and for expected upset conditions will be included in the design prepared by Owner’s Engineer. The design of the equipment and the pipeline system will anticipate and accommodate planned and unplanned shutdowns and trips of portions of the well and pipeline system, or of the entire system.

	6.1	Piping Design and Construction

		6.1.1	Design Standards

All brine piping design and construction will be conducted in accordance with the standards set forth in ASME B31.1

Other services shall be designed according to the appropriate code.

All brine piping shall be designed and constructed to minimize water hammer such as installing a minimum flow recirculation/startup bypass at each production pump discharge. Operating procedures, including startup, must address operating without creating water hammer.

		6.1.2	Design Conditions

The design conditions for the pipelines are provided in Table 6.1-1:

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Description	Normal Temperature	Temperature Max (for <5% of operation life)	Normal Operating Pressure	Design Pressure	Pressure Max (for <5% of operation life)
ANSI 600 Wellhead to FCV	300ºF	310ºF	150 psig	1000 psig	1200 psig
ANSI 300 All other pipe except 24” injection line	300ºF	310ºF	150 psig	120% of 24” line (420 psig)	120% of des. Press (500 psig)
ANSI 300 24” injection line	170ºF	310ºF	250 psig	350 psig	120% of des. Press (500 psig)

6.1.3	Pressure Relief

Over-pressure protection shall be supplied by rupture discs and/or relief valves. Any relief valve in brine service must be installed with a rupture disk below the relief valve to protect the valve from scaling. A “witness” method, such as a ½” vent pipe with a ball valve, must be provided to allow a failed rupture disc to be detected. Pressure relief devices must be piped to a sump or a safe location.

All piping upstream of the power plant inlet valve shall be protected by relief valves on the individual production pipelines.

Piping downstream of the power plant shall be protected by relief valves set to the design pressure of the pipeline to be determined by the Owner’s Engineer. If the injection pumps are not operating, the production pipeline relief valves can be included in the pressure relief design of the injection pipeline.

6.1.4	Pipeline sizes

Line sizes and wall thicknesses for the principal system piping is indicated Table 6.1-2.

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Table 6.1 -2: Pipeline Size and Support Requirements

Pipe Class and Flanges	Designation and Uses	Design Pressure (psig)	Nominal Pipe Diameter & Grade 1	B31.1 Minimum Wall Thickness	Corrosion Allowance	Nominal Wall Thickness & Schedule 2	Minimum Wall Thickness 3 (pipe and fittings)
ANSI 600	Wellhead Pipe • Pump to FCV	1000 psig	12.75” A-106 Grade B, Seamless	0.4140”	1/16”	0.562” Schedule 60	0.492”
			10.75” A-106 Grade B, Seamless	0.3490”	1/16”	0.500” Schedule 60	0.438”
		All	3.00” A-53 Grade B ERW,	0.1331”	1/16”	0.300” Schedule 80	0.263”
A NSI 300	Standard Line Pipe • FCV to power plant	42 0 psig	24.00”	0.3079”	1/32”	0.3750”	0.3392”

_______________________________________

1 Where A-53 Grade B ERW is specified, A-106 Grade B may be substituted.

2 Nominal Wall Thickness based on a plus or minus 12.5% mill tolerance.

3 Minimum Wall Thickness to be calculated after subtraction of mill tolerances (if any).

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• Injection line, except Special Thin Wall 24” • Injection line supplied by Contractor in lieu of Company supplied pipe	(20% Occasional Load Case)	API 5L B, DSAW			Std. Wall
	Design Case	18.00” A-53 Grade B ERW	0.2926”	1/32”	0.375” Std. Wall	0.328”
	Design	16.00” A-53 Grade B ERW	0.2601”	1/16”	0.375” Std. Wall	0.328”
		12.750” A-53 Grade B ERW	0.2073”	1/16”	0.375” Std. Wall	0.328”
		10.750” A-53 Grade B ERW	0.1748”	1/16”	0.365” Std. Wall	0.319”
		6.625” A-53 Grade B ERW	0.1077”	1/16”	0.280” (6” Nom. Pipe) Std. Wall	0.245”
		4.500” A-53 Grade B ERW	0.0732”	1/16”	0.237” (4” Nom. Pipe) Std. Wall	0.207”
		3.500” A-53 Grade B ERW	0.0 569”	1/ 16”	0.216” (3” Nom. Pipe)	0.189”

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Std. Wall
			2.375” A-53 Grade B ERW Seamless	0.0386”	1/16”	0.218” (2” Nom. Pipe) Schedule 80	0.191”
ANSI 300	Special Heavy Wall • Stress reducer at key fittings	420 psig	24.00” A-53 Grade B ERW	0.438”	1/16”	0.500” Extra Strong	0.438”
			18.00” A-53 Grade B ERW	0.438”	1/16”	0.500” Extra Strong	0.438”
			16.00” A-53 Grade B ERW	0.438”	1/16”	0.500” Extra Strong	0.438”
			12.75” A-53 Grade B ERW	0.438”	1/16”	0.500” Extra Strong	0.438”
			10.75” A-53 Grade B ERW	0.438”	1/16”	0.500” Extra Strong	0.438”
			6.625” A-53 Grade B ERW	0.3780”	1/16”	0.500” Extra Strong	0.3780”
			4.500” A-53 Grade B ERW	0.337”	1/16”	0.337” Extra Strong	0.295”
			3.500”	0.262”	1/16”	0.300”	0.262”

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			A-53 Grade B ERW			Extra Strong
			2.375” A-53 Grade B ERW	0.0386”	1/16”	0.218” (2” Nom. Pipe) Schedule 80	0.191”
ANSI 300	Special Thin Wall by Company	provided 350 psig	24.00” API 5L B, DSAW	0.3079”	1/32”	0.3750” Std. Wall	0.3392”

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6.1.5	Routing

Routing of the principal piping is indicated in the drawings included in Exhibit C2 of the contract. Any deviation from the indicated route shall be submitted for approval to the Company.

6.1.6	Pipe Support

Any deviations from this requirement must be submitted to Company for approval prior to final design documents being issued for construction.

	6.1.6.1	Above-ground pipe will be supported in pipe racks or “T” supports or other permanent support designs. “Sleeper” supports set on the ground shall not be used.

6.1.6.2

Pipe supports shall be designed and installed to prevent the accumulation of standing water that could lead to corrosion and thinning of the structural steel. This includes the accumulation of water inside pipe supports.

	6.1.6.3	Pipe support designs are depicted in drawing 5021-33-01.

6.1.7	Stress Analysis

Stress analysis shall be performed by the Owner’s Engineer per ASME B31.1. Stress will be reduced via horizontal expansion loops, offsets or expansion joints. Vertical expansion loops are not allowed. Use of expansion joints is allowed, upon approval of design and specification details by Company.

It is not the Contractors responsibility to perform a stress analysis.

6.1.8	Insulation and Freeze Protection

	6.1.8.1	General: Contractor shall provide thermal insulation for all pipelines 4” and larger, and all valves installed in pipelines.

	6.1.8.2	Production pipelines: The insulation system shall provide the equivalent insulation to the R-value provided by at least 3 inches of fiberglass with an aluminum jacket.

	6.1.8.3	Injection pipeline: The insulation system shall provide the equivalent insulation to the R-value provided by at least 1 inch of fiberglass with an aluminum jacket

6.1.8.4

Pipeline Flanges: Fixed insulation shall be brought to within eighteen inches (18”) of any pipeline flange. A removable insulation jacket shall be provided for all flanged connections and/or in-line valves.

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6.1.8.5

One inch of insulation shall be provided for all lines 2" and under which are exposed to winter temperatures below freezing and which cannot be drained during shutdowns or are stagnant during normal operations. Exposed dead legs over 2” are not allowed.

6.1.8.6	Materials of Construction for Insulation:

•	Fiberglass, mineral wool, calcium silicate, polyurethane foam, and other materials suitable for the design temperatures are allowed. Asbestos shall not be used.
•	Fiberglass and mineral wool shall be 4 lb/ft^3 density.
•	Backing paper shall high temperature resistant, and shall be non-bleach, chloride free.
•	Insulation shall be secured to the pipeline with galvanized or stainless steel wire, with a minimum of two sets of tie- down wires per insulation material width.
•	All insulation from the production pump to 3’ downstream of the flow control valve shall be calcium silicate to prevent damage from maintenance and operation activities over the life of the project.
•

Jacketing shall provide the necessary moisture and weather protection for the particular insulation. If no jacket is required for long-term protection of the insulation, then it is not required by this specification. Paint may be used if the only weather protection required is UV blocking.

•	Alumimum jacketing shall be 0.016” min. thickness for 16” diameter and under piping.
•	Aluminum jacketing shall be 0.020” min. thickness for piping greater than 16” diameter.
•

Jacketing shall be secured with stainless steel screws and sealed with high temperature silicon chalking of insulation industry grade. All jacketing edges shall be sealed, including gores sections for fittings.

•	Should banding be used over the jacketing, bands shall be 304L stainless steel, spaced on 18” centers, and shall be ½” in width. Bands shall match the external color of the jacketing.

6.1.9	Isolation Requirements

The piping system shall be designed by the Owner’s Engineer to be appropriately isolated for maintenance from all sources of energy such as the main geofluid line and the well. Acceptable isolation methods are double block and bleed or an isolation valve with a dropout spool. Drop out spools must be accessible from ground level or a working platform.

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6.1.10	Metering runs

Wherever a flow meter is required, the piping shall be laid out to meet ASME and ISA meter run requirements. Per these specifications, there shall be sufficient straight pipe upstream and downstream of the meter based on the elbow configuration at the inlet and outlet of the meter run.

The inside diameter of the pipe shall be measured to 0.001 inches prior to construction of the meter run.

6.1.11	Materials of Construction

6.1.11.1	General:

Piping materials shall be suitable for geothermal service and conform to ASME B31.1. No copper or copper bearing alloys shall be allowed to contact geothermal fluids. Pipelines carrying geofluids shall have corrosion allowances as specified in Table 6.1-2 (Pipeline Size and Support Requirements).

6.1.11.2	Pipe:
•	Pipe materials shall be as specified in Table 6.1-2 (Pipeline Size and Support Requirements).
•	Used pipe may be substituted for new pipe, upon written approval of Company.

6.1.11.3	Pipe Fittings: Carbon steel, ASTM A-234 Gr WPB butt welded. Miter joints are not allowed. 5D radius (minimum) bends are permitted. Small bore fittings shall be socket weld, 3000 pound, ASTM A-105.

6.1.11.4

Gate Valves: Flanged, raised face, wedge, ASTM A-216 Gr WCB cast steel bodies, OS&Y and bolted bonnets. Valve trim shall have a proven 10 year service life in similar geothermal service, for example stellite or 316 sealing surfaces and 17-4 PH valve stem. Valve specifications shall be submitted to Company for approval and verification prior to order by Contractor.

6.1.11.5	Check Valves: Carbon steel, ASTM A-216 Gr WCB, swing type with bolted bonnet.

6.1.11.6	Pressure Relief Valves: Valve specifications shall be submitted to Company for approval and verification prior to order by Contractor.

6.1.11.7	Flanges: Raised faced, ASTM-105. Small bore flanges shall be socket weld.

6.1.11.8	Gaskets: Spiral wound, 304 stainless steel with grafoil filler.

6.1.11.9	Stud Bolts: ASTM A-193 Gr B7 with heavy hex nuts (ASTM A-194 Gr 2H).

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6.1.11.10	Drain Valves: Shall be a minimum of 2 inches, unless otherwise specified.

6.1.11.11	Expansion Joints: If used shall be high-alloy or annealed austenitic stainless and designed to withstand or protected against infrequent water-hammer events.

6.1.11.12	Pipe Supports: New pipe or used pipe may be used. Pipe shall be ASTM A-53 Grade B or API 5L Grade B or equivalent as approved by Company.

6.1.12	Preoperational System Cleaning

Prior to placing in operation, the piping system shall be cleaned by the Company according to the Contractor’s specification. Contractor shall submit cleaning procedure to Company for approval prior to starting construction. Cleaning procedure shall use any of a combination of air, water, geothermal brine or geothermal steam. Cleaning energy shall be equivalent to a liquid flow velocity of 20 feet per second. The pipeline flush will be conducted by the Company as described in Section 9.2.

6.2	Layout Requirements

6.2.1	All pipe shall be sloped to drain to the following locations:
•	Unit 1 power plant drain sump
•	Crook well drain sump

The pipeline will be installed with a nominal top of pipe support elevation to be between 18” and 36” in height. Pipe support height can vary to provide a constant slope between horizontal changes in direction (PI’s) and avoid vertical breaks (VPI’s) in the slope as much as practical. Pipeline PI’s are shown on the drawings. VPI’s will be determined in the following sequence:

1.	Contractor to provide surveyed elevation of ground profile at 200-foot intervals and at grade breaks
2.	Owner’s Engineer will determine vertical alignment using contractor data.

field Pipe support heights taller than 48” must be submitted to the owner for engineering review related to the piping loads on these supports prior to installation.

Drain sumps will be provided by the Company at the Unit 1 power plant site, Crook well drain sumps located along the northern edge of Section 26 on each side of the Raft River, and along the production pipe from RRG-2 south of the county road crossing.

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Except as otherwise noted on the drawings, all drain pipes and valves shall be 2-inch.

6.2.2	Maintenance and operation access must be maintained to the wellhead pipeline valves, instruments, and the wellhead sheds. Maintenance access includes:

•	The ability to drive a service vehicle next to the equipment
•	Ability to remove any at grade pump or control valve with a 5-ton crane.

6.3	Not used

6.4	Not used

6.5	Utility Systems

	6.5.1	Waste Disposal

Toxic or hazardous waste discovered at the site must be immediately reported to the Company so that it may arrange for proper removal and disposal. Contractor shall handle all toxic or hazardous wastes generated in the course of construction in accordance with applicable laws and regulations. There is existing buried transite pipe in the well field. To facilitate the Contractor’s work under this Work, prior to the start of construction, the Company shall located transite pipe crossing locations.

	6.5.2	Painting and Coatings

Manufactured equipment and valves supplied under this contract shall be painted in accordance with Supplier's standard practice with due consideration for the operating environment and temperature. Factory applied painting is required with repair of construction damage prior to mechanical completion.

A two coat paint system (one prime and one finish coat) per Company approved paint supplier shall be applied to pipe supports in irrigated fields and adjacent to roads. Surface preparation prior to primer application shall be to near white blast per SSPC.

7.0	CIVIL AND STRUCTURAL DESIGN

7.1	Geotechnical Report

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A geotechnical soils investigation and analysis has been conducted to establish foundation design parameters. The report, prepared by CH2M Hill, dated October 2005, and entitled Geotechnical Report, consists of summary information from drill 17 borings. Twelve of the borings were along the pipeline routes and five were in the power plant area.

7.2	Civil Work Criteria

	7.2.1	Clearing and Grubbing

Areas through sagebrush shall be cleared and grubbed only as necessary for the performance of work and subsequent operation and maintenance. Removed organic materials shall be removed from the work area.

	7.2.2	Earthwork

Excavation along pipeline routes shall be to the dimensions and limits as indicated on the Drawings and General Notes. Excavation for all other work shall conform to good engineering and construction practice.

Backfill shall be compacted in accordance with good engineering and construction practices. Compaction under or adjacent to load bearing structures shall be to a minimum of 95% of the maximum laboratory dry density. All other areas shall be compacted to a minimum of 90% dry density.

	7.2.3	Site Preparation

Areas not required for plant operation and construction shall remain natural. Efforts shall be made to minimize damage to natural areas and especially farmland. Excessive or unnecessary damage to farmland may be charged to Contractor at applicable lease rates. Erosion control for storm drainage during the construction phase shall be implemented in accordance with the Storm Water Pollution Prevention Plan. An area within the project site will be provided for construction trailers and activities. After completion, these areas shall be regraded, and made free and clear of debris and unused construction material.

Buried irrigation pipelines shall be identified and protected. The direct and indirect costs to repair damages to such pipelines shall be the responsibility of the Contractor.

	7.2.4	Roads

The Contractor shall provide permanent access roads along pipeline routes in sagebrush areas. The roads shall be graded after construction and

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cleared of debris to 10’ from edge of pipeline supports. Surfacing of the roads is not required.

Access roads through farmland are for construction only and shall be graded to conform with farm contours in order for the land to be returned to farm use at the end of construction.

Loading over culverts and pipes shall be in accordance with AASHTO- HS20-44.

7.2.5	Storm Water Control

Runoff control from storm water shall conform to the approved Storm Water Pollution Prevention Plan, which shall be the responsibility of the Contractor to obtain, if required.

7.3	Civil/Structural Materials and Design 7.3.1 Concrete

•	Unless specified to the contrary in the Drawings, concrete design compressive strengths shall be as follows:

Use	f’c
All structural concrete	4,000 psi
Pipe support concrete	2,900 psi
Electrical duct encasement and	2,000 psi
lean concrete backfill

•	Compressive strength (f’c) refers to strength at 3 days.

7.3.2	Reinforcing Steel

Bar sizes No. 3 through No. 18 shall be deformed billet steel, conforming to ASTM Designation A615, Grade 60.

Spirals shall be deformed bars conforming to ASTM A82. Welded wire fabric shall conform to ASTM A185.

7.3.3	Anchor Bolts

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Anchor bolt steel, washers, and nuts, shall conform to ASTM A307, A-36 or A-193. Allowable stress on anchor bolts shall be 20,000 psi based on net tensile stress area of bolts. Headed stud anchor bolts shall conform to ASTM A-108.

7.3.4	Structural Steel

Structural steel shall be designed in accordance with latest edition of AISC and IBC. All bolted connections shall have a minimum of two 3/4 inch diameter high strength bolts. All high strength bolt connections shall be bearing type connections.

Structural steel shapes and plates shall conform to ASTM A36 or A572, Grade 50.

Structural pipe members shall conform to ASTM A53, Types E or S, Grade B or ASTM A106, Grade A.

Allowable stresses in structural steel shall be determined in accordance with the AISC code, 9th Edition.

All high strength bolts, nuts and washers shall conform to ASTM A325. All other bolts and nuts shall conform to ASTM A307, Grade B. All filler metal shall conform to AWS D1.1.

8.0	SUBMITTALS

The Contractor shall submit to the Company and the Company's Engineer information describing the equipment and pipeline materials in a timely manner, such that the schedule for design and construction of the facility shall not be delayed. The Contractor shall, as a minimum, submit to the Company the following information:

8.1	The Company shall have the right to review and comment on the following documents in addition to those referenced in other parts of the contract.

•	Contractor Quality Control Procedures
•	Contractor's Site Safety and Security Program
•	Mechanical Completion, Inspection and Test Procedures and Results
•	Operation and Maintenance Manuals

8.2	The Company shall be provided with the following:

•	Vendor Submittals including Shop Drawings, Catalog Cuts, Construction Procedures and Scheduling Information
•	Vendor Guarantees

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•	System Test and Start-up Procedures, Test Packages

8.3

The sequence of submission of all submittals shall be such that all information is available for checking each submittal when it is received. Within seven (7) days after receipt, unless as otherwise agreed upon for critical items, the Company will return two copies of the submittals with comments.

8.4	The submittals shall be accompanied by a letter of transmittal identifying the documents submitted.

8.5	Drawings.

	8.5.1	General

All drawings, and Instruction Books shall be in the English language and all dimensions and units of measurements shall be in the United States standard units.

	8.5.2	Drawing Quality

The submittal shall have every line, character, and letter or symbol clearly legible.

	8.5.3	Scale Required

All drawings shall be drawn accurately to a scale sufficiently large to show all pertinent features. Dimensions shown on all drawings shall be in feet and inches.

9.0	PERFORMANCE TESTING AND ACCEPTANCE

	9.1	General

Prior to final acceptance, the pipeline system shall be inspected and tested for completion, conformance to the contract, specifications and design documents. This testing shall be conducted per governing codes and by protocols and procedures described in this document or agreed to between the Parties. Completion is achieved when all pipelines and support systems have been installed, all insulation has been installed, and the Contractor tests outlined below have been successfully completed, and the system is ready for operations.

Contractor Tests - As a minimum the following tests shall be successfully completed by the Contractor:

•	Pipeline hydrostatic test

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•	Visual weld inspection by a Certified Weld Inspector (CWI) of all pressure containing welds as required by ASME B31.1 visual inspection requirements.
•

Pipeline radiography will be provided by the Contractor whenever radiographic results of tests paid for by the Owner fail. For each failed test the Contractor shall pay for two additional tests of welds from the same welder.

Owner Tests – The Owner shall have the right to check any Contractor welds using radiography to be paid for by the Owner. Owner testing will be limited to no more than 10% of all Contractor circumferential butt welds. Tests will include:

•	Each welder shall have their first (4) welds radiographed. These will be included as part of the 10% radiography requirement.
•	Interpretation of the radiography will be per ASME B31.1, by a CWI.

9.2	Company’s Scope for Completion

The following work will be conducted by the Company:

•	Pipeline flush and cleaning

10.0  PLANT OPERATIONS AND MAINTENANCE MANUALS

10.1	Operations and Maintenance Manuals

Contractor shall provide detailed system and equipment instructions from the Contractor’s equipment suppliers.

The contractor shall supply five (5) copies of the instruction books for all equipment incorporated in the work specified herein to the Company. These shall give complete and detailed installation and operation instructions, with particular emphasis on sequence and methods to be used in future maintenance, disassembly, and reassembly. Special precautions, sequence of work, recommendations on methods of assembly, and adjustment of all parts requiring adjustment shall be covered in detail. Parts catalogs and other data shall be included for easy identification of parts for ordering replacements.

The above requirements shall be assembled together with three sets of all major drawings reduced to or copied onto 11 inch by 17 inches paper and bound in a permanent, strong, and serviceable cover without folding the drawings.

Instruction books as a minimum shall include as required the following:

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10.1.1	Recommended methods for assembly and adjustment of all parts requiring assembly or adjustment, including bearings.

10.1.2	Recommendation on equipment installation, including special precautions and sequences of work.

10.1.3	Detailed operating instructions consistent with the operation and maintenance provisions provided or required by the various equipment suppliers as a condition of their warranty obligations.

10.1.4	Recommended maintenance procedures including required test and calibration intervals.

10.1.5	Test and calibration procedures for all devices including test equipment connection drawings.

10.1.6	Equipment storage and hydrostatic testing details shall be provided by the Contractor.

10.1.7	Complete weld maps for the project depicting:

•	Welder/Fitter ID for fit up.
	-	Supervisor ID for fit up approval.
	-	Date for fit up of the joint.
•	Welder ID for hot and root pass.
	-	Supervisor ID and Inspector ID for approval.
	-	Weld procedure employed.
	-	NDE methods and approval.
	-	Date for root and hot pass.
•	Welder ID for fill and cap.
	-	Supervisor ID and Inspector ID for approval.
	-	Weld procedure employed.
	-	NDE methods and approval.
	-	Date for root and hot pass.

The above can be submitted in notebook form. The above data must refer to the specific weld ID as shown on the weld map drawings submitted by the Contractor.

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EXHIBIT C2

DRAWINGS AND GENERAL NOTES

Drawings and general notes provided as separate documents.

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EXHIBIT D

PERFORMANCE TEST PROTOCOLS

Protocols to be agreed to between Parties prior to hydrostatic testing.

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EXHIBIT E

WARRANTY CLAIM PROCEDURES

          1.      Where Company has agreed in accordance with the terms of the Contract to take corrective action, and upon notifying Contractor as set forth in Section 10.3.1 of the Contract, Company may undertake corrective action, but Contractor reserves the right to investigate and determine the eligibility of such warranty claim.

          2.      Company shall notify Contractor in accordance with Section 10.3.1 of the Contract and provide documents per paragraph 3 below together with a written cost estimate of the corrective action required. As soon as reasonably possible following the receipt of said documents and cost estimate, Contractor shall investigate the defect and shall issue written instructions to Company on the corrective action to be undertaken, or Contractor shall undertake corrective action by its own employees or agents.

          3.      The following procedures shall be observed in all Contractor warranty claims for the Facility in connection with which Company taken corrective action at Contractor’s request as identified in paragraph 1 above:

                    (a)      A failure report, which shall contain technical and logistic information sufficiently detailed to enable Contractor to assess the damage to the Work and to evaluate appropriate corrective action in the form as agreed to by Company and Contractor, shall be provided by Company as soon as reasonably practicable after the occurrence of any event giving rise to a warranty claim.

                    (b)      Warranty claims shall be submitted in accordance with paragraph (d) below, and shall include, as a required minimum, the following documents:

          (i)      Applicable failure report;

          (ii)      List of equipment and materials purchased or used in accomplishing the repair, schedule of operations and subcontractors hours applicable to each claim, and a copy of any internal work orders or purchase orders prepared in connection with each such claim;

          (iii)      Company’s maintenance and repair records with respect to the equipment for which the claim is being made (Company shall include with such maintenance and repair records the manufacturer/vendor part number and serial number and the identification by part number and serial number of the next major assembly call-out (such as, but not limited to, turbine, generator, electrical cabinet)); and

          (iv)      copies of invoices received or prepared for costs and expenses claimed.

The documentation to be provided pursuant to paragraphs (b)(ii) and (b)(iii) above, shall be in a form reasonably acceptable to Contractor.

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                    (c)      All warranty claims pertaining to failure of the equipment for which Company has independently undertaken corrective action during any calendar month shall be submitted to Contractor on or before the last day of the following calendar month. Claims shall be paid by Contractor on a net 30 basis. Work performed by Company under a warranty claim shall be billed on a “time and material” basis as defined below:

                    (d)      “Time and Material” in connection with a warranty claim is defined as follows:

          (i)      With respect to “Time”, the product of one hundred fifteen percent (115%) of the normal hourly wage (including fringe benefits, insurance and taxes) Company pays with respect to its particular employee (not including overhead) multiplied by the number of hours each employee performed the particular Work.

          (ii)      With respect to “Material”, one hundred ten percent (110%) of the actual purchase price paid by Company or an affiliate to a third party for the materials incorporated or consumed in connection with the Work; and

          (iii)      With respect to Work performed by a subcontractor (other than an entity which directly or indirectly controls, is controlled by, or is under common control with, Company, Work done by any such entity being deemed Work done by Company through its own employees for purposes of this definition), one hundred ten percent (110%) of the actual amount paid by Company to the subcontractor for such Work.

                    (e)      Accounting settlement between Company and Contractor due to warranty claims shall occur on a quarterly basis.

                    (f)      Company shall maintain adequate records to support all warranty claims and allow Contractor to audit warranty claims upon no less than ten (10) Days period notice.

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EXHIBIT F

APPROVED VENDOR LIST

Equipment Item	Name of Supplier/Vendor
Geothermal Pipe (Used or Limited Service)	Mill Man Steel, Inc

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EXHIBIT G

PERMITS

          This Exhibit G defines the current scope and allocation of permitting and contracting work for the Project. Contractor is responsible for only the permits expressly designated below as being the responsibility of Contractor; Company is responsible for obtaining all other Project related permits.

PERMITS & CONTRACTS	Prepare by and responsibility party
Conditional Use Permit	Company

Pipeline road crossing easements (from highway district)	Company/RRREC
Private land lease & easements	Company
County Building Permit	Contractor
Storm Water Pollution Prevention Plan (containment plan during construction)	Contractor
Storm Water Pollution Prevention Plan (containment plan during operation)	Company
Idaho Power Certifications	Company

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EXHIBIT I

CERTIFICATE OF FINAL COMPLETION

US Geothermal, Inc.
1509 Tyrell Lane, Suite B
Boise, ID 83706
Attn: Daniel Kunz

          With reference to the CONSTRUCTION CONTRACT (the “Contract”) dated as of _________________ between RAFT RIVER ENERGY I LLC (“Company”), and _____________________________(“Contractor”) for construction of the unit number one Raft River Geothermal Project pipeline and equipment in Cassia County, Idaho, Company hereby confirms and certifies that the requirements of the Contract for Final Completion set forth in the Section 4.7 of the Contract have been achieved as of _____________, 200_. Attached hereto is a list of the Punchlist Items submitted by Contractor for approval by Company pursuant to Section 4.9 of the Contract.

          Terms defined in the Contract shall have the same meaning when used herein.

          Executed this ____ day of ________________, 200__.

______________

By:_________________________________

Name:______________________________

Title:_______________________________

AGREED:

US Geothermal, Inc.

By:_________________________________

Name:______________________________

Title:_______________________________

Date Signed: ________________________

Raft River Pipeline Contract	05/22/06

EXHIBIT J

FORM OF FINAL LIEN WAIVER

WAIVER OF LIENS/RELEASE
AND CERTIFICATE OF FINAL PAYMENT

          With reference to the Construction Contract (“Contract”) dated as of ________________between the undersigned, ____________________________ , (“Contractor”) and RAFT RIVER ENERGY I LLC. (“Company”) for construction of the unit number one Raft River Geothermal Power Project pipelines and equipment in Cassia County, Idaho, Contractor hereby certifies and represents that it has made, or will make, when due, full payment of all costs, charges and expenses incurred by it or on its behalf for work, labor, services, materials and equipment supplied to the foregoing premises and/or used in connection with its work under the Contract with respect to the Facility, other than any thereof for which payment has been requested in the invoice of even date herewith.

          Contractor hereby covenants that it will require each of its subcontractors and material suppliers to make full payment of all costs, charges and expenses incurred by them or on their behalf for work, labor, services, materials and equipment supplied to the foregoing premises and/or used by them in connection with the undersigned’s work under the Contract with respect to the Facility, other than any thereof for which payment has been requested in the invoice of even date herewith.

          In consideration of ____________________Dollars ($__________) as final payment under the Contract for work performed by Contractor as of _________, 200_, Contractor, upon receipt of such final payment hereby unconditionally releases and forever discharges Company and Company’s premises and property from all claims, liens and obligations of every nature arising out of or in connection with the payment of the aforesaid final payment except as set forth below:

          (Note: If none, write “NONE” in space above. Any claims excepted must be described and the specific amount claimed must be set forth.)

          As additional consideration for the aforesaid final payment, Contractor, upon receipt of such payment agrees to indemnify and hold harmless Company from and against all costs, losses, claims, causes of action, judgments and expenses, including attorney’s fees arising out of or in connection with claims against Company, which claims arise out of the performance of the work under the Contract with respect to the Facility and which may be asserted by Contractor or any of its Subcontractors or any of their representatives, officers, agents or employees except for those claims listed above.

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          The foregoing shall not relieve Contractor of its obligations under the provisions of the Contract, which by their nature survive completion of the work including, without limitation, warranties, guarantees and indemnities.

Executed this __________________day of ________________________, _____.

_________________

By:_________________________________

NAME:______________________________

TITLE:_______________________________

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EXHIBIT K

LIQUIDATED DAMAGES

Delay Liquidated Damages

          Delay Liquidated Damages shall be paid by Contractor to Company, based on the number of days between the Final Completion Date and the Guaranteed Final Completion Date, as set forth in the following table.

          .If the Final Completion Date does not occur on or before the Guaranteed Final Completion Date, then Contractor shall pay to Company liquidated damages calculated as the sum of the amount set forth below for each Day that the Final Completion Date is after the Guaranteed Final Completion Date during the period between the Guaranteed Final Completion Date and the Final Completion Date:

DESCRIPTION	DELAY LIQUIDATED DAMAGES
Final Completion Date prior to Guaranteed Final Completion Date	No Delay Liquidated Damages
Final Completion Date 0 to 15 Days after Guaranteed Final Completion Date	Delay Liquidated Damages payment waived by Company
Final Completion Date 16 to 45 Days after Guaranteed Final Completion Date	$1000 per day
Final Completion Date from 46 days after Guaranteed Final Completion Date until April 30, 2007	The total damages from above plus $1,200 per day after day 45.
Final Completion Date from May 1, 2007 to September 30, 2007 Final Completion Date after October 1, 2007	The total damages from above plus $4,300 per day after May 1, 2007 The total damages from above plus $7,100 per day after October 1, 2007

The cap on liquidated damages shall be limited to One Million Dollars ($1,000,000).

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EXHIBIT L

CHANGE ORDER FORM

Industrial Builders

(FWO) Forced Work Order- No. XX
(CO) Change Order- No. XX
(CP) Cost Proposal No. XX

JOB #:	**2611**	**Referance #:**	Date:
Location:	**Malta, ID**	**Cost Code #:**	

Description Of Work:

1. Labor	Classification	Hours Worked ST	Hours Worked OT	Hourly Rate ST	Hourly Rate OT	Amount
						$0.00
					Labor Subtotal	**$0.00**

2. Equipment			
Description	Hours	Rate	Amount
			$0.00
Equipment Subtotal			**$0.00**

3. Materials		
Vendor	Invoice#	Amount
Subtotal		$0.00
Mark-Up 15%		$0.00
Freight		
Taxes		$0.00
Materials Subtotal		**$0.00**

4. Subcontracted Work	
Mark-up 15%	$0
Subcontracted Subtotal	**$0.00**

Contractor

Date

Approved:

Summary	
1. Labor	$0.00
2. Equipment	$0.00
3. Materials	$0.00
4. Sub. Work	$0.00
Total	**$0.00**

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Raft River Pipeline Contract	05/22/06

Contract Labor Rates:

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EXHIBIT M

CHANGE ORDER REQUEST FORM

Prepared By:	Change Request Order Form	Rev. #	Date

Description of Requested Change

Change Requested By:	Date:	Basis of Change:

Price of this Change:
Additional time required for Change:

APPROVALS
	Name/Title/Company & Signature	Date
Submitted By:
Approved and Accepted By:
Other:
Attachments to this change Proposal:

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EXHIBIT N

WORK ITEMS PRIOR TO NOTICE TO PROCEED

          Initiation of following list of contractor work items was requested by the Contractor to be commenced upon signing the contract. The purpose is to allow the Contractor to get started with work prior to issuance of the Notice to Proceed, which is anticipated on or before June 1, 2006. As agreed by the Parties, commencement of the following items of work is allowed per issuance of a Limited Notice to Proceed. As further agreed, funding in the amount of $50,000 will be made available for work under this exhibit to compensate Contractor for expenses from the Limited Notice to Proceed until issuance of the Notice to Proceed.

1.	We need CAD files for our surveyor. Can we get from the Engineer so he can begin his layout?

2.	Get surveyor started. Write P. O. and get time slot. He is currently 2 to 3 weeks behind. We can forward elevations to Engineers to establish elevations of supports.

3.	Get storm water prevention permit started and applied for.

4.	According to Thorton if we can get the line staked he will start clearing and grubbing in his spare time and then be ready when we get on site

5.	Industrial Builders to Mobilize on site. Set up trailers and utilities as needed. Set up laydown area where we will not interfere with future construction of Plant.

6.	Set up living accommodations. Try to get set up with motel in Malta or trailer spaces for RV’s.

7.	Establish and finalize schedule- Sequence of pipe line construction

8.	Put down payment on production auger to hold.

9.	Set up jig and mock up supports and mock up shoes etc.

10.	Paint color for supports- (Tan-?)

11.	Set up weld charts for project and establish Q.C. procedures with MTI

12.	Establish Safety procedures

13.	Establish RFI procedures

14.	Establish monthly meeting dates

15.	Establish schedule of values

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